Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MPBP HOLDINGS, INC.,

ARAMARK CORPORATION,

ARAMARK CLINICAL TECHNOLOGY SERVICES, LLC,

RMK TITAN ACQUISITION CORPORATION

AND

THE SELLERS PARTY HERETO

DATED AS OF MARCH 18, 2011

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(continued)

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(continued)

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(continued)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 18, 2011 is made by and among MPBP Holdings, Inc., a Delaware corporation (the “Company”), ARAMARK Clinical Technology Services, LLC, a Delaware limited liability company (“Parent”), RMK Titan Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Berkshire Fund VI, Limited Partnership, a Massachusetts limited partnership (“Berkshire VI”), Berkshire Fund VII, L.P., a Delaware limited partnership (“Berkshire VII”), Berkshire Fund VII-A, L.P., a Delaware limited partnership (“Berkshire VII-A”), Berkshire Investors LLC, a Massachusetts limited liability company (“Berkshire LLC”), Berkshire Investors III LLC, a Massachusetts limited liability company (“Berkshire III” and, together with Berkshire VI, Berkshire VII, Berkshire VII-A and Berkshire LLC, “Berkshire”), Ares Capital Corporation, a Delaware corporation (“ACC”), the other stockholders of the Company set forth on the signature pages hereto and each other stockholder of the Company which executes a Joinder (all such equityholders, together with Berkshire and ACC, “Sellers”), and ARAMARK Corporation, a Delaware corporation (“ARAMARK Corp.”), solely for purposes of Section 11.16. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in ARTICLE I.

WHEREAS, subject to the terms and conditions set forth herein, and in accordance with the Delaware General Corporation Law (the “DGCL”), Parent desires that Merger Sub be merged with and into the Company, with the Company surviving;

WHEREAS, the board of directors of the Company has, upon the terms and subject to the conditions set forth herein, (a) approved this Agreement and the transactions contemplated hereby and (b) recommended acceptance of the Merger and adoption of this Agreement by the Company’s stockholders;

WHEREAS, stockholders of the Company collectively owning over 85% of the outstanding capital stock of the Company have, upon the terms and subject to the conditions set forth herein, approved and consented to the Merger, adopted this Agreement and approved the consummation of the transactions contemplated hereby;

WHEREAS, the board of directors of Parent and Merger Sub, and Parent, in its capacity as the sole stockholder of Merger Sub, have each, upon the terms and subject to the conditions set forth herein, approved and consented to the Merger, the execution by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL as well as all other applicable law; and

WHEREAS, each Seller has agreed that, following the execution of this Agreement, it will irrevocably adopt this Agreement and approve this Agreement and the Merger pursuant to a written consent in the form attached hereto as Exhibit A (the “Written Consent”) and pursuant to, and in accordance with, the applicable provisions of the DGCL, and the Company’s Governing Documents.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1. Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“ACC” has the meaning set forth in the introductory paragraph to this Agreement.

“Accrued Interest Portion” means the amount of accrued interest and revolver fees with respect to the Indebtedness under the First Lien Agreement and Second Lien Agreement as of the Closing Date as reflected in the payoff letters delivered to Parent by the Company in accordance with Section 7.2(d)(viii).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the ownership of a majority of the voting securities of the applicable Person, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Alternative Proposal” means (other than by any of Parent, Merger Sub or their respective Affiliates and except for the transactions contemplated hereby): (a) any merger, business combination, reorganization, recapitalization, consolidation, liquidation or winding-up in respect of the Company; (b) any formal takeover bid or tender offer made by way of a take-over bid circular in respect of the Company; (c) any sale of the Group Companies or substantially all of the assets of the Group Companies or any transaction similar to the foregoing; or (d) any written proposal or offer to do, or public announcement of an intention to do, any of the foregoing with or from any Person.

“Ancillary Documents” has the meaning set forth in Section 3.3.

“Berkshire” has the meaning set forth in the introductory paragraph to this Agreement.

“Berkshire III” has the meaning set forth in the introductory paragraph to this Agreement.

“Berkshire VI” has the meaning set forth in the introductory paragraph to this Agreement.

“Berkshire VII” has the meaning set forth in the introductory paragraph to this Agreement.

“Berkshire VII-A” has the meaning set forth in the introductory paragraph to this Agreement.

“Berkshire LLC” has the meaning set forth in the introductory paragraph to this Agreement.

“Berkshire Management Agreement” means the Management Agreement dated January 30, 2007 by and between Berkshire Partners LLC and COHR Holdings, Inc.

“Business” means (a) the service and repair of medical equipment, medical devices and/or medical systems, including multi-vendor and/or multi-modality support, service, and repair of parts and systems for diagnostic imaging, radiation oncology, laboratory and biomedical equipment; (b) the installation, removal and refurbishing of medical equipment, medical devices and/or medical systems; (c) the management of healthcare clinical engineering or biomedical engineering operations for any owner of medical equipment, medical devices and/or medical systems, which may include one or more of the functions set forth in clauses (a) and (b) above; and (d) the sale or supply of parts for any medical equipment, medical devices and/or medical systems.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Boston, Massachusetts are open for the general transaction of business.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Claim Notice” has the meaning set forth in Section 9.3(a).

“Claim Dispute Notice” has the meaning set forth in Section 9.3(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” means the date on which the Closing is consummated.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Indebtedness” means the sum of (i) the Payoff Amount, and (ii) except for regularly scheduled interest and revolver fee payments and credit card payments set forth on Schedule 3.4(d), which were made in the ordinary course pursuant to the terms of the underlying credit facilities or other agreement governing such Indebtedness (including the First Lien Agreement and the Second Lien Agreement, as applicable), the amount of Indebtedness of the Group Companies outstanding on or arising since the date of the Latest Balance Sheet that has been paid prior to the Closing.

“Company Indebtedness Statement” has the meaning set forth in Section 2.9(a)(i)(C).

“Company Material Adverse Effect” means a material adverse effect upon the financial condition, business, assets (other than assets relating to Taxes), liabilities or results of operations of the Group Companies, taken as a whole; provided, however, that any adverse change, event or effect arising from or related to the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred (a) conditions affecting the United States economy generally, (b) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity, or (e) any change, including without limitation, any change in healthcare legislation or regulation that is generally applicable to the industries in which the Group Companies operate; provided, however, that with respect to subsections (a), (b), (c), (d) and (e), the impact on the Group Companies is not disproportionate to the impact on other entities operating in the industries in which the Group Companies operate.

“Company Option” means any option to purchase one or more Company Shares issued pursuant to the Option Plan.

“Company Shares” means, collectively, the shares of Common Stock of the Company, in each case, with a par value of $0.001.

“Confidentiality Agreement” means the Nondisclosure Agreement, dated as of July 15, 2009, by and between the Company and Parent.

“Customers” has the meaning set forth in Section 3.23.

“Damages” has the meaning set forth in Section 9.2(a).

“Deductible” has the meaning set forth in Section 9.4(a).

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.8(d).

“Dissenting Share Payments” means (i) any payment or payments made by Parent, the Company or the Surviving Entity in respect of any Dissenting Shares in excess of the Purchase Price that otherwise would have been payable in respect of such Dissenting Shares in accordance with this Agreement, or (ii) any other costs or expenses (including specifically, but without limitation, reasonable attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) incurred by Parent, the Company or the Surviving Entity in respect of any Dissenting Shares.

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Benefit Plan” means (i) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that any Group Company maintains, sponsors or contributes to and (ii) any other benefit arrangement, obligation or practice to provide benefits, other than salary, as compensation for services rendered, to one or more present or former employees, directors, agents or independent contractors, that is maintained or sponsored by any Group Company or to which any Group Company contributes or for which any Group Company otherwise has or may have any liability, contingent or otherwise, including, without limitation, bonus, nonqualified deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, change of control, disability, workers’ compensation, death benefit, hospitalization, medical, fringe benefit, excess benefit, executive compensation, stock appreciation, restricted stock, indemnification, collective bargaining agreement, vacation pay, sick leave, severance policies or arrangements, or tuition reimbursement.

“Employer Social Security Tax” means any Tax described in Section 3111(a) of the Code.

“Environmental Laws” means all applicable laws (including common law), statutes, rules, regulations, codes and ordinances, and all binding orders, decrees, judgments and agreements, of and with all Governmental Entities, in each case concerning pollution or protection of health and the environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials, as such of the foregoing are in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 414 of the Code or Section 4001 of ERISA and any general partner of which the Company is or has been a general partner.

“Escrow Agent” is defined in Section 2.9(b)(i).

“Escrow Agreement” is defined in Section 2.9(b)(i).

“Escrow Amount” means an amount of cash equal to $10,000,000 less the Excluded Liability Holdback.

“Escrow Funds” is defined in Section 2.9(b)(i).

“Escrow Period” means the period of twelve (12) months beginning on the Closing Date.

“Exchange Act” has the meaning set forth in Section 3.4(b).

“Excluded Liability” has the meaning set forth in Section 9.2(a)(xi).

“Excluded Liability Holdback” means an amount of cash equal to $500,000.

“Excluded Stub Period Taxes” means up to $1,400,000 in any federal, state, or local Income Taxes ultimately payable by, or with respect to, the Group Companies for the taxable period or taxable periods ending on the Closing Date.

“Expense Statement” has the meaning set forth in Section 2.9(a)(i)(A).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“First Lien Agreement” means the First Lien Credit Agreement among the Company, COHR Holdings, Inc., JPMorgan Chase Bank, N.A., as successor administrative agent, and the lenders party thereto, dated as of January 31, 2007, as amended and restated as of March 16, 2007.

“Fundamental Representations” means representations and warranties of (a) the Company in Section 3.2 (Capitalization), Section 3.3 (Authority), Section 3.4(d) (regarding changes since the date of the Latest Balance Sheet) and Section 3.16 (Brokers), and (b) each Seller in Section 4.1 (Authority), Section 4.3 (Title to Stock) and Section 4.5 (Brokers).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal, or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Group Companies” means, collectively, the Company and each of its Subsidiaries.

“Group Company IP Rights” has the meaning set forth in Section 3.12(a).

“Hazardous Material” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls, and any other chemicals, materials, substances or wastes in any amount or concentration, in each case which are regulated under or for which liability can be imposed under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” means any federal, state or local Tax imposed on, or measured by, net income.

“Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums payable as a result of the consummation of the Merger) arising under, any obligations of any Group Company consisting of (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (but excluding any current trade payables arising in the ordinary course of business), (b) indebtedness evidenced by any note, bond, debenture or other debt security, (c) any obligation in respect of interest under any existing interest rate swap or hedge agreement, (d) all obligations under conditional sale or other title retention agreements relating to property acquired, (e) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by a Group Company, whether or not the indebtedness secured thereby has been assumed, (f) letters of credit and letters of guaranty, (g) obligations under any bankers’ acceptances, and (h) guarantees by a Group Company of indebtedness of others of the type described in clauses (a) through (g). Notwithstanding the foregoing, “Indebtedness” shall not include (i) any amounts included as Seller Expenses, or (ii) balances outstanding as of Closing under the Group Companies’ credit cards, in an amount not to exceed $549,946.64.

“Indemnification Agreements” means, collectively, those Indemnification Agreements by and between the Company and certain officers and/or directors of the Company, in each case as set forth on Schedule 3.18.

“Indemnified Party” has the meaning set forth in Section 9.3(a).

“Indemnified Severance Payments” means any severance payments made pursuant to the agreements listed on Schedule 1.1(A) together with any applicable Taxes for which the Group Companies or Parent will become liable upon payment thereof.

“Intellectual Property Rights” means all forms of legal rights and protections of intellectual property and other intangible property rights in any country of the world, including all right, title and interest arising under common and statutory law to all: (i) letters patents, provisional patents, design patents, PCT filings and other rights to inventions or designs; (ii) trade secret and equivalent rights in confidential or proprietary information and know-how; (iii) copyrights, mask works, moral rights or other literary property or authors rights; (iv) rights regarding trade names, logos, domain names, URLs, trademarks, service marks and other proprietary indicia or addresses and all goodwill associated therewith; (v) computer programs and other software in source code, object code, executable code and all other formats, and all documentation therefore; (vi) Internet-based and other digital and electronic materials, including web sites, ftp sites and the software, content, information and other data thereon and therein; (vii) any similar, corresponding or equivalent rights relating to intangible intellectual property; and (viii) all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

“Investment Partners” has the meaning set forth in Section 6.11.

“Joinder” means a Joinder to this Agreement substantially in the form of Exhibit B hereto.

“Knowledge of the Company” means the actual knowledge of Don Borchert, Gerald Bowe, Scott Mahosky, Francis Vonder Haar, Kathy Helbringer, Dave Beaulieu, Ben Hansen, Stephanie Truitt and Rob Piconi.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a)(ii).

“Leased Real Property” has the meaning set forth in Section 3.17(a).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge.

“Liquidated Claim Notice” has the meaning set forth in Section 9.3(a).

“Management Closing Bonuses” means the bonus amounts payable to certain officers and employees of the Company at the Closing as set forth on Schedule A-1.

“Management Escrow Bonuses” means the portion of the Management Closing Bonuses which may become payable to certain officers and employees of the Company from the Escrow Funds as set forth on Schedule A-1.

“Material Contracts” has the meaning set forth in Section 3.6.

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration Schedule” means Schedule A attached hereto, which (i) as of the date hereof, sets forth the following, calculated in accordance with the terms and conditions of the Company’s Governing Documents as in effect on the date hereof and assuming that the Closing occurred on the date hereof: (A) the Per Share Payment (assuming no deductions related to the Escrow Amount) for each Seller, (B) the portion of the Escrow Amount that each Seller would receive if the full Escrow Amount is released to the Representative for further distribution in accordance with the terms of this Agreement and the Escrow Agreement, and (C) the amount of Purchase Price to be paid to each Seller at the Closing under Section 2.9(b)(iv), (ii) sets forth a detailed breakdown of the manner in which the Escrow Amount (including the Management Escrow Bonuses) would be distributed if the full Escrow Amount is released to the Representative (for further distribution to or on behalf of the Sellers), including the Persons to whom the Escrow Amount would be distributed and the amount and priority of such distributions, and (iii) shall be updated in accordance with Section 6.14 to set forth the foregoing information as of the actual Closing Date.

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Merger Sub Shares” has the meaning set forth in Section 2.8(a).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“New Plans” has the meaning set forth in Section 6.9(a).

“Option Plan” means the Company’s 2007 Equity Incentive Plan.

“Other Antitrust Laws” means the antitrust, competition and foreign investment laws of all jurisdictions other than those of the United States.

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Parent Indemnified Party” has the meaning set forth in Section 9.2(a).

“Payoff Amount” means the amount necessary to satisfy in full the Indebtedness of the Group Companies that is outstanding as of the Closing, as reflected in the payoff letters delivered to Parent by the Company in accordance with Section 7.2(d)(viii).

“Payroll Taxes” means any federal, state, and, local Taxes imposed on either the service provider or service recipient with respect to compensation payable for services rendered or to be rendered. For the avoidance of doubt, Payroll Taxes shall include any Taxes described in Section 3301, Section 3402(a), Section 3101(a), Section 3101(b), Section 3111(a), and 3111(b) of the Code or under any comparable provisions of state or local law.

“Per Share Payment” means an amount equal to the quotient obtained by dividing (a) the aggregate Purchase Price payable to holders of Company Shares under Section 2.9(b)(iv) (assuming there are no Dissenting Shares and no deduction for the Representative Expense Amount or the portion of the Escrow Amount or Excluded Liability Holdback to which holders of Company Shares would be entitled hereunder) by (b) the number of Company Shares issued and outstanding as of immediately prior to the Effective Time.

“Permitted Liens” means (a) statutory or common law liens in favor of mechanics, materialmen, carriers and repairers to the extent payment is not in arrears or otherwise due, (b) Liens for Taxes not yet due and payable as of the Closing Date or which are being contested in good faith and for which an adequate accrual has been made on the Company’s books, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with the Group Companies’ present uses or occupancy of such real property, (d) Liens granted to any lender at the Closing in connection with any financing by Parent or Merger Sub of the transactions contemplated hereby, (e) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Group Companies, (f) Liens described on Schedule B and (g) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or in the property being leased or licensed.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Pre-Closing Taxes” means, without duplication, any Taxes of a Group Company attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date; any Taxes of the Group Company attributable to the portion of any Straddle Period ending on the Closing Date; any Taxes resulting from the transactions contemplated by this Agreement; and

any obligation of the Group Company to pay the Taxes of another Person attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date as a transferee or successor, by contract, operation of law, or otherwise to the extent related to an arrangement or transaction entered into, or relationship existing, on or before the Closing Date; provided that Pre-Closing Taxes shall be determined without regard to any Excluded Stub Period Taxes for all purposes herein.

“Prohibited Action” has the meaning set forth in Section 9.3(c).

“Publicly Available Software” means any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into or derived from such software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; (c) be redistributable at no or minimal charge; or (d) is distributed with or subject to a license that has been approved by the Open Source Initiative, as referenced at http://www.opensource.org/licenses/alphabetical.

“Purchase Price” means $154,100,000, minus (a) the amount of Company Indebtedness, other than the Accrued Interest Portion, minus (b) the amount of Seller Expenses.

“Real Property Lease” has the meaning set forth in Section 3.17(a).

“Recognized Tax Benefit” means as to Damages of the Parent Indemnified Parties the net cash savings in Taxes to the Parent Indemnified Parties that result from the current deductibility of such Damages against the income tax liability of the Parent Indemnified Parties in the taxable period in which such deduction is allowable as determined through inclusion of such deduction on a Tax Return prepared by the Parent Indemnified Parties in good faith and in compliance with applicable law. A Recognized Tax Benefit shall be deemed “Recognized” for the purpose of this Agreement when reflected as an inclusion in the Tax Return described in the immediately preceding sentence but a Parent Indemnified Party shall be under no obligation to share such Tax Return with the Sellers or any other Person, but promptly upon written request by the Representative, the relevant Parent Indemnified Party shall share a written explanation summarizing the principles under which the Recognized Tax Benefit was calculated. All decisions regarding the calculation of Recognized Tax Benefit shall be made exclusively by the Parent Indemnified Parties, but shall be exercised in good faith and in compliance with applicable laws.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping, or disposing of a Hazardous Material.

“Representative” has the meaning set forth in Section 10.1(a).

“Representative Expense Amount” means an amount of cash equal to $272,190.04.

“Response Period” has the meaning set forth in Section 9.3(a).

“Responsible Party” has the meaning set forth in Section 9.3(a).

“Schedules” has the meaning set forth in Section 6.10.

“Second Lien Agreement” means that certain Second Lien Credit Agreement among the Company, COHR Holdings, Inc., the several lenders party thereto and Ares Capital Corporation, dated as of January 31, 2007, as amended as of March 16, 2007.

“Seller Expenses” means, without duplication, the collective amount payable by the Group Companies, the Representative or Sellers for the following, in each case to the extent outstanding on or arising from the date of the Latest Balance Sheet to the Closing, whether or not paid prior to the date of this Agreement or prior to the Closing: (i) all out-of-pocket costs and expenses incurred in connection with the transactions contemplated by this Agreement, including all third party legal, accounting, investment banking (including any brokers’ fees) and financial advisory fees, costs and expenses, (ii) the fees and expenses of Jefferies & Company, Inc. and Ropes & Gray LLP, (iii) other than such fees and expenses which are waived and terminated by Berkshire at or prior to the Closing, the fees and expenses of Berkshire or any Berkshire Affiliate, whether arising pursuant to the Berkshire Management Agreement or otherwise, (iv) except for the Indemnified Severance Payments and those payments that may be made pursuant to the agreements set forth on Schedule 1.1(B), any change of control payments or other similar arrangements payable as a result of the consummation of the transactions contemplated herein, including any change of control, golden parachute, or similar payments (including severance payments and the Management Closing Bonuses other than the Management Escrow Bonuses) made or to be made to employees of any Group Company that are contractually or legally triggered by a change of control transaction or that are made at the discretion of a Group Company determined prior to the Closing, regardless of whether the employment of such employees will be terminated in connection with the transactions contemplated herein, and (v) any Taxes for which the Group Companies will become liable upon distribution of any of the foregoing. Notwithstanding the foregoing, Seller Expenses shall not include (a) any Employer Social Security Taxes for which the Group Companies will become liable upon payment of the Management Closing Bonuses pursuant to Section 9.2(b)(v), (b) any Payroll Taxes payable from the Escrow Amount with respect to the Management Escrow Bonuses pursuant to Section 9.2(a)(xiv), or (c) any amounts required to be paid after the Closing from the Escrow Amount hereunder.

“Seller Indemnified Party” has the meaning set forth in Section 9.2(b).

“Sellers” has the meaning set forth in the introductory paragraph to this Agreement.

“Site” means the Leased Real Property and any other real properties currently or previously owned, leased, operated or occupied by: (i) any of the Group Companies; (ii) any predecessors of any of the Group Companies; or (iii) any entities previously owned by any of the Group Companies, in each case, including all soil, subsoil, surface waters and groundwater thereat.

“Stockholders Agreement” has the meaning set forth in Section 3.2(c).

“Straddle Periods” means, with respect to any Group Company, any taxable period that includes, but does not end on, the Closing Date. For purposes of this Agreement, (a) the amount of any Taxes based on or measured by income or receipts or expenses (e.g., payroll Taxes) of any Group Company attributable to the portion of a Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date, (b) in the case of any periodic Taxes imposed in respect of property of a Group Company (excluding, for the avoidance of doubt, any income Tax) that apply ratably to a Straddle Period, the amount of any Taxes that relates to the portion of a Straddle Period ending on the Closing Date shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period, and (c) the amount of sales, VAT, withholding and similar transactions-based Taxes (other than Taxes allocated to Parent under Section 6.2(b)) attributable to the portion of a Straddle Period ending on the Closing Date shall include the amount of such Tax arising from transactions of a Group Company that occurred on or prior to the Closing Date; provided, that any such Tax arising on the Closing Date but after the Closing shall be attributable to the portion of a Straddle Period ending on the Closing Date only to the extent that such Tax arises in the ordinary course of a Group Company’s business or with respect to the transactions contemplated by this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Surviving Entity Share” means a share of stock of the Surviving Entity.

“Surviving Entity Bylaws” has the meaning set forth in Section 2.5(b).

“Surviving Entity Certificate of Incorporation” has the meaning set forth in Section 2.5(a).

“Tail Policy” means the non-cancellable “tail” coverage insurance policy described on Schedule 1.1(C) under the Company’s current directors’ and officers’ liability insurance policies.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, escheat, unclaimed property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee, withholding or other tax, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing (whether disputed or not).

“Tax Return” has the meaning set forth in Section 3.15(a).

“Termination Date” has the meaning set forth in Section 8.1(d).

“Third Party Claim” has the meaning set forth in Section 9.3(b).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Unliquidated Claim” has the meaning set forth in Section 9.3(a).

“Unliquidated Claim Notice” has the meaning set forth in Section 9.3(a).

“Unpaid Seller Expenses” means the amount of Seller Expenses unpaid as of immediately prior to the Closing.

“Update” has the meaning set forth in Section 6.10.

“Written Consent” has the meaning set forth in the recitals to this Agreement.

ARTICLE II

THE MERGER

Section 2.1. Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving entity of the Merger (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

Section 2.2. Closing of the Merger. The closing of the Merger (the “Closing”) shall take place at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts on the second Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE VII (not including conditions which are to be satisfied by actions taken at the Closing), unless another time, date or place is agreed to in writing by the parties hereto.

Section 2.3. Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (or on such other date as Parent and the Company may agree), the parties hereto shall cause an agreement or certificate of merger (in any such case, the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as required by, and in accordance with applicable provisions of, the DGCL. The Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

Section 2.4. Effects of the Merger. The Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

Section 2.5. Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall become the certificate of incorporation of the Surviving Entity (the “Surviving Entity Certificate of Incorporation”) until thereafter changed or amended as provided therein or by applicable law.

(b) At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Entity (the “Surviving Entity Bylaws”) until thereafter changed or amended as provided therein or by applicable law.

Section 2.6. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Entity, each to hold office in accordance with the Surviving Entity Certificate of Incorporation and the Surviving Entity Bylaws until such director’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

Section 2.7. Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Entity, each to hold office in accordance with the Surviving Entity Certificate of Incorporation and the Surviving Entity Bylaws until such officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

Section 2.8. Effect on Equity Securities.

(a) Conversion of Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time (collectively, the “Merger Sub Shares”) shall be converted into one (1) Surviving Entity Share.

(b) Conversion of Company Shares. At the Effective Time, each Company Share issued and outstanding as of immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Company Share, be canceled and extinguished and be converted into and shall become the right to receive the Per Share Payment and a portion (if any) of the Escrow Funds and the Representative Expense Amount, in each case, as provided herein. From and after the Effective Time, the holder(s) of certificates, if any, evidencing ownership of the Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or under applicable law.

(c) Withholding. The Parent or Surviving Entity shall be entitled to deduct and withhold from the Purchase Price otherwise payable pursuant to this Agreement to any holder of Company Shares or other Person such amount as Parent or the Surviving Entity is required to deduct and withhold with respect to such payment under the Code, or any provision of applicable state, local or foreign law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(d) Treatment of Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, holders of Company Shares who have properly demanded appraisal of such shares pursuant to, and who comply in all respects with, the provisions of Section 262 of the DGCL (“Dissenting Shares”) shall not have such shares converted into the applicable Per Share Payment and a portion (if any) of the Escrow Funds and the Representative Expense Amount as provided herein, but instead such holders shall be entitled to such rights (and only such rights) as are granted under Section 262 of the DGCL. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and extinguished and shall cease to exist, and except as otherwise provided by law, each holder of Dissenting Shares shall cease to have any rights with respect thereto other than the rights granted pursuant to Section 262 of the DGCL. Notwithstanding the foregoing, if any holder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the rights of such holder under Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall become, the applicable Per Share Payment and a portion (if any) of the Escrow Funds and the Representative Expense Amount as provided herein. The Company shall give Parent prompt written notice of any demands for appraisal with respect to Dissenting Shares, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands, and any settlements with respect thereto shall not be entered into by the Company without the prior written consent of Parent. Any payments to be made in respect of Dissenting Shares will be made by Parent and/or the Surviving Entity and any such payments may be satisfied from the Escrow Funds as set forth in ARTICLE IX.

(e) No Further Ownership Rights in Capital Stock. The consideration paid in accordance with the terms hereof (including the Escrow Funds and the Representative Expense Amount) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares, and, from and after the Effective Time, the holders of certificates representing ownership of Company Shares shall cease to have any rights with respect to such shares, except as otherwise expressly provided for in this Agreement. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers on the records of the Surviving Entity of shares of Company Shares. If, after the Effective Time, certificates are presented to Parent or the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Section 2.8.

Section 2.9. Closing Transactions.

(a) Purchase Price; Statements.

(i) No later than two Business Days prior to the Closing, the Company shall deliver to Parent the following:

(A) a statement, in substantially the form attached as Exhibit C to this Agreement (the “Expense Statement”), which shall set forth the total amount of all Seller Expenses;

(B) a statement (which statement shall be in form and substance reasonably acceptable to Parent) from each broker, financial advisor and legal counsel to the Group Companies, including Jefferies & Company, Inc., Berkshire Partners LLC and Ropes & Gray LLP, to the effect that, with respect to each such broker, financial advisor or legal counsel, as applicable, there are no Seller Expenses payable by any of the Group Companies to such broker, financial advisor or legal counsel, as applicable, other than those reflected in the Expense Statement; and

(C) a statement, in substantially the form attached as Exhibit D (the “Company Indebtedness Statement”), which shall set forth (1) the total amount of principal and accrued interest of all Indebtedness of the Group Companies that is outstanding as of the Closing, and (2) the total amount of principal and accrued interest of all Company Indebtedness as of the Closing.

(b) Payment of Purchase Price. At the Closing, Parent shall pay, or shall cause the Company, Merger Sub or the Surviving Entity to pay, in cash by wire transfer of immediately available funds, the following amounts:

(i) first, an amount equal to the Escrow Amount shall be deposited with JPMorgan Chase Bank, National Association (the “Escrow Agent”) as escrow agent under the escrow agreement (the “Escrow Agreement”), substantially in the form of Exhibit E hereto, to be entered into at the Closing by Parent, the Representative and the Escrow Agent. At any time, the amount of cash held by the Escrow Agent related to the Escrow Amount, together with any proceeds thereon, shall at such time constitute the “Escrow Funds.” The Escrow Agreement sets forth the terms upon which disbursements shall be made by the Escrow Agent;

(ii) second, the Unpaid Seller Expenses, to such account or accounts as are specified to the Parent in writing by the Company;

(iii) third, the Payoff Amount, to such account or accounts as are specified to the Parent in writing by the Company;

(iv) fourth, the Representative Expense Amount, to an account established by the Representative for purposes of satisfying costs, expenses and/or liabilities incurred in its capacity as the Representative and otherwise in accordance with this Agreement; and

(v) fifth, with respect to each stockholder of the Company owning a Company Share that is issued and outstanding as of immediately prior to the Effective Time, the amount of cash set forth opposite such stockholder’s name on the Merger Consideration Schedule; provided that to the extent such Seller is not yet a party to this Agreement, the payment with respect to such Seller’s Company Shares shall be withheld by Parent, the Company, Merger Sub or the Surviving Entity as the case may be, until such time as such Person holding such Company Share as of immediately prior to the Effective Time, executes a Joinder and becomes a Seller hereunder and delivers the certificates formerly representing such Person’s Company Shares, at which time Parent shall, or shall cause the Surviving Entity to, make the applicable payment to such Person.

In no event shall the sum of the payments contemplated by Sections 2.9(b)(i) through (iv) exceed $154,100,000.

In addition to the Merger Consideration Schedule and the deliverables set forth in Section 7.2, the Representative shall provide Parent with a flow of funds setting forth the amounts to be paid pursuant to Section 2.9 (including with respect to each holder of Company Shares and Company Options) along with wire instructions therefor at least one Business Day prior to the Closing Date.

Section 2.10. Option Plans.

(a) Prior to the Closing, the Company shall take the appropriate actions pursuant to the Option Plan (and the underlying option grant agreements) that are necessary to cancel or terminate all outstanding Company Options effective as of the Effective Time and to ensure that no holder of Company Options shall be due any consideration with respect to such Company Options issued pursuant to the Option Plan, either upon cancellation of the Company Options or otherwise.

(b) The Option Plan shall terminate as of the Effective Time, and no holder of Company Options issued pursuant to the Option Plan or any participant in the Option Plan shall have any rights thereunder, including any rights to acquire any equity securities of the Company, the Surviving Entity or any Subsidiaries thereof, other than as set forth herein or by applicable law.

Section 2.11. Additional Actions. If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are reasonably necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be reasonably necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

Section 2.12. Escrow Account. Each of the Sellers acknowledges and agrees that (a) in exchange for causing the retirement and satisfaction in full of all Indebtedness of the Company owing to ACC, ACC (in its capacity as a lender to the Company, and not in its capacity as a Seller), shall be granted the right to receive a portion of the Escrow Fund as set forth on the Merger Consideration Schedule in respect of such Indebtedness, and (b) a portion of the Management Closing Bonuses may be payable from the Escrow Fund as set forth on the Merger Consideration Schedule, in each case subject to the terms of this Agreement and the Escrow Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date as follows:

Section 3.1. Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company, limited partnership or other business entity, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the laws of its respective jurisdiction of formation or organization (as applicable). Each Group Company has the requisite corporate, limited partnership or other applicable power and authority to own, lease and operate its properties and assets and to carry on its businesses as conducted since February 1, 2007 and as presently conducted.

(b) Each Group Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has made available to Parent an accurate and complete copy of each Governing Document of each Group Company, in each case, as in effect as of the date of this Agreement.

Section 3.2. Capitalization of the Group Companies

(a) The authorized capital stock of the Company consists of 2,000,000 shares of Company Shares. All of the issued and outstanding Company Shares are duly authorized, validly issued, fully-paid and non-assessable and are owned of record and beneficially by the Persons set forth in Schedule 3.2(a), free and clear of all Liens. Except as set forth on Schedule 3.2(a), there are outstanding (i) no other equity securities of the Company, (ii) no securities of the Company convertible into or exchangeable for equity securities of the Company, and (iii) no options or other rights to acquire from the Company and no obligations of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company.

(b) Except as set forth on Schedule 3.2(b), no Group Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person. Schedule 3.2(b) sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity interests owned, directly or indirectly, by each Group Company, with respect to each Person of which such Group Company owns directly or indirectly, any equity interests. All outstanding equity interests of each Subsidiary of the Company (except to the extent such concepts are not applicable under the applicable law of such Subsidiary’s jurisdiction of formation or other applicable law) are duly authorized, validly issued, fully-paid and non-assessable and are owned, beneficially and of record, by another Group Company, free and clear of all Liens. Except as set forth on Schedule 3.2(b), (i) the outstanding equity interests of each Subsidiary of the Company are certificated, (ii) there are no outstanding (A) equity interests of any Subsidiary of the Company, (B) securities of any Subsidiary of the Company convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company or (C) options or other rights to acquire from any Subsidiary of the Company, and no obligation of any Subsidiary of the Company to issue, any equity securities or securities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company.

(c) The Company has provided Parent with a true and correct copy of the Stockholders Agreement dated as of January 31, 2007 (as amended through the date hereof, the “Stockholders Agreement”) and all amendments thereto. To the Knowledge of the Company, there are no agreements relating to the ownership of any equity interest in any Group Company other than the Stockholders Agreement. Each holder of Company Shares is party to the Stockholders Agreement and bound by the take-along provisions set forth in Section 2.3 thereof.

Section 3.3. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (the “Ancillary Documents”) to which the Company is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the ancillary Documents to which the Company is a party and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been (and each of the Ancillary Documents to which the Company will be a party will be at or prior to the Closing) duly executed and delivered by the Company and constitutes (or will constitute when executed) a valid, legal and binding agreement of the Company (assuming that this Agreement has been and the Ancillary Documents to which the Company is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against the Company in accordance with their respective terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought. The affirmative vote or written consent of the holders of a majority of the outstanding shares of Company Shares, voting together as a single class, is the only vote of the holders of any class or series of the Company’s capital stock necessary, whether under applicable law or otherwise, to approve and adopt this Agreement and the transactions contemplated hereby.

Section 3.4. Financial Statements.

(a) Attached hereto as Schedule 3.4 are the following financial statements (such financial statements, the “Financial Statements”):

(i) the audited consolidated balance sheets of COHR Holdings, Inc. and its consolidated Subsidiaries as of March 31, 2010, 2009 and 2008 and the related audited consolidated statements of income, cash flows and stockholders’ equity for the fiscal years of COHR Holdings, Inc. then ended; and

(ii) the unaudited consolidated balance sheet of COHR Holdings, Inc. and its consolidated Subsidiaries as of December 31, 2010 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income and cash flows for the nine-month period then ended.

Except as set forth on Schedule 3.4, the Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal and recurring year end adjustments that are not expected to be material individually or in the aggregate and (ii) fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Group Companies as of the dates thereof and for the periods therein referred to (subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year end adjustments that are not expected to be material individually or in the aggregate).

(b) No Group Company has received any complaint, allegation, assertion or claim in writing regarding the accounting practices, procedures, methodologies or methods of any Group Company or its internal accounting controls, including any such complaint, allegation assertion or claim that the Company has engaged in questionable accounting or auditing practices. The Company has made available to Parent a summary of (i) any disclosure made by management to the Company’s auditors or the Board of Directors of the Company since March 31, 2007, or (ii) any management letters, or other formal communications, from the Company’s auditors to the Company, any officers of the Company or the Board of Directors of the Company, in each case regarding (1) any significant deficiencies and material weaknesses in the design or operation of disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) or of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, or (3) any other deficiencies in the Company’s or its Subsidiaries’ accounting systems.

(c) The Company was organized solely for the purpose of holding the equity securities of COHR Holdings, Inc. and, since its inception, the Company has not engaged in any activities or business, and has had no liabilities or obligations whatsoever, other than those related to the acquisition and ownership of the equity securities of COHR Holdings, Inc., the guarantee or security of indebtedness of COHR Holdings, Inc. and the sale of the Company’s equity securities. The assets of the Company consist of, and since January 31, 2007 have only consisted of, the equity securities of COHR Holdings, Inc., and cash from sales of equity to stockholders of the Company.

(d) Except as set forth on Schedule 3.4(d), since the date of the Latest Balance Sheet, there has not been (i) any payment by any Group Company of any Indebtedness other than regularly scheduled payments set forth on Schedule 3.4(d), which were made in accordance with the terms of the underlying credit facilities or other agreement governing such Indebtedness, (ii) any declaration, setting aside or payment of any dividend by any Group Company, or the making of any other distribution to any Seller or Affiliate of any Seller, whether in respect of the capital stock of any Group Company or otherwise, (iii) any payment to Berkshire or any Berkshire Affiliate, whether arising pursuant to the Berkshire Management Agreement or otherwise, or (iv) any payment by any Group Company of any Seller Expenses.

Section 3.5. Consents and Approvals; No Violations. Except as set forth on Schedule 3.5, assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.3, no material notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by any Group Company of this Agreement or the Ancillary Documents to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act or applicable Other Antitrust Laws, (ii) the filing of the Certificate of Merger, and (iii) those that may be required solely by reason of Parent’s or Merger Sub’s (as opposed to any other third party’s) participation in the transactions contemplated hereby. Neither the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party nor the consummation by the Company of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (b) except as set forth on Schedule 3.5, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of or require the consent or authorization of any Person under any Material Contract of any Group Company, Real Property Lease or material permit, (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity having jurisdiction over any Group Company or any of their respective properties or assets or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the material assets of any Group Company.

Section 3.6. Material Contracts.

(a) Except as set forth on Schedule 3.6(a) and except for this Agreement, no Group Company is a party to or bound by any of the following contracts or agreements (to the extent any such contract or agreement remains in effect) (all such contracts or agreements required to be disclosed on Schedule 3.6(a) are referred to herein as the “Material Contracts”):

(i) any contract or agreement with a customer of any of the Group Companies involving (A) potential annual commitments or payments to any Group Company in excess of $250,000 or (B) actual revenue received by any Group Company in excess of $250,000 for the twelve month period ending December 31, 2010; provided, however that with respect to the Group Companies’ ReMedPar business, Schedule 3.6 sets forth those contracts or agreements with a customer of any of the Group Companies involving such annual commitments or payments or actual revenue in excess of $50,000;

(ii) any contract or agreement with a supplier of any of the Group Companies involving potential annual commitments or payments by any Group Company in excess of $25,000;

(iii) contract for the employment of any present or former officer or individual employee, and any severance agreements or any agreements with present or former officers or individual employees pursuant to which payment obligations of any Group Company arise as a result of the transactions contemplated hereby;

(iv) any contract or agreement with any present or former (A) stockholder or director (except for any written agreement with respect to the terms of Company Options issued pursuant to the Option Plan and the Stockholders Agreement), (B) independent contractor or consultant or for the employment or engagement of any Person, including any independent contractor or consultant, if such contract or agreement is in excess of $100,000;

(v) agreement or indenture relating to Indebtedness;

(vi) any capital lease agreement;

(vii) lease or agreement under which any Group Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $25,000;

(viii) lease or agreement under which any Group Company is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by the Company;

(ix) partnership agreements and joint venture agreements relating to the Group Companies;

(x) agreement, contract or commitment prohibiting any Group Company or any of their respective Affiliates, shareholders, equity holders, directors, officers or employees from freely engaging in any business or conducting business/operations in any geographic area;

(xi) any contract or agreement relating to the licensing, distribution, use, development, ownership, purchase or sale of any Intellectual Property Rights, excluding non-exclusive, commercially-available “off the shelf” licenses with annual fees of less than $25,000;

(xii) any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of any Group Company;

(xiii) collective bargaining agreement, labor contract or other written agreement or arrangement with any labor union or any employee organization;

(xiv) contract, arrangement or understanding that relates to the future disposition or acquisition of any assets or properties by any Group Company in each case other than the purchase of supplies and/or the sale of inventory in the ordinary course of business, or any merger or business combination with respect to any Group Company;

(xv) contract, arrangement or understanding with any client or customer of any Group Company pursuant to which any Group Company may be required to pay a rebate to, share profits or cost-savings with, or make any other similar payment to, such client or customer (each such contract, arrangement or understanding, a “Rebate Agreement”); or

(xvi) any material contract or agreement not entered into in the ordinary course of business.

(b) Except as set forth on Schedule 3.6(b), each Material Contract is valid and binding on the applicable Group Company and enforceable in accordance with its terms against such Group Company and, to the Knowledge of the Company, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity); provided that for purposes of representations made as of the Closing Date, this representation shall not apply to Material Contracts, if any, which have expired pursuant to their terms after the date hereof and prior to the Closing. Except as set forth on Schedule 3.6(b), during the past two years, no Group Company has received notice of any default under any Material Contract. No condition or event or fact exists which, with notice, lapse of time or both, to the Knowledge of the Company, would constitute a breach or a default, in any material respect, under any of the Material Contracts. Without limiting the foregoing, each Group Company has complied with the terms of all Rebate Agreements (including all payment terms) and no amounts are due to any clients or customers party thereto other than those accrued for in the Latest Balance Sheet.

(c) Except as set forth on Schedule 3.6(c), other than the Indemnification Agreements, none of the Group Companies has entered into any agreement or contract providing for the indemnification of any current or former directors or officers of any Group Company.

Section 3.7. Absence of Changes. Except as set forth on Schedule 3.7, since March 31, 2010, each Group Company has conducted its business in the ordinary course substantially consistent with past practices, and there has not been:

(a) any event, change, occurrence or circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect;

(b) any Lien placed on any of the properties of any Group Company, other than Permitted Liens;

(c) any purchase, sale, license or other disposition, or any agreement or other arrangement for the purchase, sale, license or other disposition, of any material properties, rights or assets (including Intellectual Property Rights) of any Group Company, in each case other than the purchase of supplies and/or the sale of inventory in the ordinary course of business;

(d) any direct or indirect redemption, purchase or other acquisition by any Group Company of its own capital stock; or any bonus payments made to or with any officers or employees of any Group Company;

(e) any claim of any employee of a Group Company alleging unfair labor practices;

(f) any change in the compensation payable or to become payable, or benefits provided or to be provided, by any Group Company to any of its officers, independent contractors or employees (other than increases in base salary or wages to employees or independent contractors or changes in benefit plans, in any case in the ordinary course of business consistent with past practice), any loans or advances made by any Group Company to any of its officers, directors, stockholders, independent contractors or employees (except expense allowances payable to officers, independent contractors or employees in the ordinary course of business consistent with past practice), or any bonus or equity-based grant arrangements made to or with any of such officers, independent contractors or employees, or the amendment of any of the foregoing, in each case except as required by law or by any contract, plan or arrangement existing as of the date of the Latest Balance Sheet;

(g) any resignation, termination or removal of any officer or senior manager of any Group Company or material loss of personnel of any Group Company or material change in the terms and conditions of the employment of any Group Company’s officers or senior managers;

(h) any payment or discharge of a material Lien or liability of any Group Company which was not shown on the Latest Balance Sheet or incurred in the ordinary course of business consistent with its past practice thereafter;

(i) any material contingent liability incurred by a Group Company as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any right of, any Group Company, including any write-off or compromise of any accounts receivable, in each case other than in the ordinary course of business consistent with past practices;

(j) any change in accounting methods or practices, collection policies, pricing policies or payment policies of any Group Company;

(k) any loss or, to the Knowledge of the Company, any development that would reasonably be expected to result in a loss of any (i) any customer of the Group Companies’ ReMedPar business that has actual or potential annual commitments or payments to any Group Company in excess of $50,000, (ii) any customer of any Group Company (other than those identified in the foregoing subsection (i)) that has actual or potential annual commitments or payments to any Group Company in excess of $250,000, (iii) any supplier or distributor of any Group Company to which any actual or potential annual commitments or payments from any Group Company may be made in excess of $250,000, or (iv) any other significant business relationship of any Group Company;

(l) any lapse, acceleration, modification, cancellation, expiration or termination or receipt of notice of termination of any Material Contract to which a Group Company was a party or by which it was bound, other than expirations or terminations pursuant to the anticipated expiration of the term of any such contract or agreement or modifications in the ordinary course of business consistent with past practices;

(m) any material Tax election, any amended material Tax Returns filed, any proceeding with respect to any material Tax claim or assessment relating to any Group Company settled or compromised, any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to any Group Company, or any material Tax Return or payment of material Taxes that effectively accomplishes one or more of the foregoing;

(n) any amendment or modification to the Governing Documents of any Group Company;

(o) any issuance, sale or disposal of any shares of capital stock, other ownership interest or debt of any Group Company, or any grant, option, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any shares of the capital stock, other ownership interest or debt of any Group Company, or the authorization of any of the foregoing;

(p) the lending of money to any Person (other than pursuant to routine travel advances made to any employee of a Group Company in the ordinary course of business and consistent with past practices), or any Indebtedness incurred, assumed or guaranteed by any Group Company;

(q) any capital lease obligation incurred by any Group Company; or

(r) any agreement or understanding whether in writing or otherwise, for any Group Company to take any of the actions specified in the foregoing clauses.

Section 3.8. Litigation. Except as set forth on Schedule 3.8, there is no suit, litigation, arbitration, claim, action or governmental or administrative proceeding or investigation pending or, to the Knowledge of the Company, threatened against any Group Company or involving any assets of any Group Company or, as to matters related to any Group Company, against any officer, director, stockholder, or to the Knowledge of the Company, any employee of any Group Company. Except as set forth on Schedule 3.8, no Group Company is subject to any outstanding order, writ, injunction or decree directed specifically at a Group Company or its assets or properties. Except as disclosed in Schedule 3.8, no Group Company nor, to the Knowledge of the Company, any officer, director or employee of any Group Company, has received or been the subject of any legal demand letter, administrative inquiry or formal or informal complaint or legal claim from, or under the jurisdiction of, any governmental entity, regulatory agency, rating agency or other third Person, which demand letter, administrative inquiry, complaint or claim includes any allegations of any violation of law by, or any improper business practice of, any Group Company. This Section 3.8 does not relate to intellectual property matters (which is the subject of Section 3.12).

Section 3.9. Compliance with Applicable Law. Except as set forth on Schedule 3.9, the Group Companies hold all material permits, licenses, approvals, certificates and other authorizations of and from all, and have made all declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted. The business of the Group Companies is operated in compliance in all material respects with all applicable laws, rules, regulations, codes, ordinances, orders, policies and guidelines of all Governmental Entities. This Section 3.9 does not relate to Tax matters (which is the subject of Section 3.15), environmental matters (which is the subject of Section 3.11), employee plan matters (which is the subject of Section 3.10), intellectual property matters (which is the subject of Section 3.12) or labor matters (which is the subject of Section 3.13). None of the Group Companies currently engages, or has ever engaged, in the manufacture, remanufacture, import, label, packaging, distribution of, or development of specifications for, any products that are subject to regulation under the Federal Food, Drug, and Cosmetic Act and regulations promulgated thereunder, including, without limitation, finished medical devices and radiation-emitting electronic products. Each Group Company conducts its operations in compliance with the U.S. Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b) and any other similar applicable law, rule, regulation, code, ordinance, order, policy or guideline of any Governmental Entity. In particular, but without limiting the foregoing, each Group Company and the Business, with respect to provision of credits, rebates, discounts, and other price concessions to healthcare customers, currently complies and has complied with the “discount safe harbor” codified at 42 C.F.R. § 1001.952(h). Neither any Group Company nor the Business offers any other form of payment to any healthcare customers other than price concessions that qualify for protection under the discount safe harbor, including pre-bates, donations, grants, or service fees (unless such fee is for services that are for a commercially reasonable purpose of appropriate scope and amount).

Section 3.10. Employee Plans.

(a) Schedule 3.10(a) lists all Employee Benefit Plans and identifies those Employee Benefit Plans that are for the benefit of employees outside of the United States.

(b) Except as set forth on Schedule 3.10(b), no Employee Benefit Plan (i) is a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, (ii) is a Multiemployer Plan or a plan that is subject to Title IV of ERISA, and (iii) provides health or other welfare benefits to former employees of any Group Company other than health continuation coverage pursuant to COBRA.

(c) Except as set forth on Schedule 3.10(c), each Employee Benefit Plan has been maintained and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.

(d) No material liability under Title IV of ERISA has been or, to the Knowledge of the Company, is reasonably expected to be incurred by any Group Company or any ERISA Affiliate.

(e) No Group Company or, to the Knowledge of the Company, any ERISA Affiliate has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject any Group Company to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable law.

(f) With respect to each Employee Benefit Plan, the Company has made available to Parent copies, to the extent applicable, of (i) the plan and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, and (iv) the most recent Internal Revenue Service determination letter.

(g) No Group Company or any ERISA Affiliate has agreed or otherwise committed to adopt any new employee benefit plan that would constitute an Employee Benefit Plan or increase or improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant other than in the ordinary course of business or as required under an applicable Employee Benefit Plan. Each Employee Benefit Plan may be amended and terminated without material liability to any Group Company.

(h) Except as set forth in Schedule 3.10(h), any Employee Benefit Plan that is deemed to constitute a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated between January 1, 2005 and December 31, 2008 in good faith compliance with Section 409A of the Code and the applicable notices and proposed regulations thereunder and since January 1, 2009 has been operated and is in documentary compliance, in all material respects, with the final regulations under Section 409A of the Code. The Group Companies have no obligation to indemnify, hold harmless or gross-up any individual with respect to any penalty tax or interest under Section 409A of Code.

(i) Except as set forth on Schedule 3.10(i), no Employee Benefit Plan exists and there are no other contracts, plans or arrangements covering any current or former employee, director, officer, contractor, consultant or shareholder of the Company that, individually or collectively, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), would reasonably be expected to result in the payment or series of payments by any Group Company to any person of an “excess parachute payment” within the meaning of Section 280G of the Code. The Group

Companies have no obligation to indemnify, hold harmless or gross-up any individual with respect to any excise tax paid pursuant to Section 4999 of Code. The Company has obtained the necessary stockholder approval of any payments or benefits under any Employee Benefit Plan or other agreement which would be an “excess parachute payment” under Section 280G of the Code as a result of the transactions contemplated by this Agreement in accordance with the requirements of Section 280G of the Code and the regulations promulgated thereunder and the Company has provided to Parent all material documentation related to, and evidence of, such stockholder approval prior to the date of this Agreement.

(j) Each of the Employee Benefit Plans is in material compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable as of the date hereof.

Section 3.11. Environmental Matters.

(a) Except as set forth on Schedule 3.11(a):

(i) The Group Companies are and have been in material compliance with all Environmental Laws.

(ii) Without limiting the generality of the foregoing, (A) the Group Companies hold and are in compliance with all permits, licenses and other authorizations that are required pursuant to Environmental Laws; and (B) all such permits, licenses and authorizations are listed on Schedule 3.11.

(iii) Since February 1, 2007, no Group Company has received any currently unresolved written notice of any actual or potential violation of, or liability (including any investigatory, corrective or remedial obligation) under, any Environmental Laws and no suit, litigation, arbitration, claim, action or proceeding is pending or, to the Knowledge of the Company, threatened against any Group Company relating to Environmental Laws.

(iv) No Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Site and no Hazardous Materials are present in, on, about or migrating to or from any Site or any other location that could give rise to material liability under Environmental Laws to any of the Group Companies.

(v) None of the Group Companies, any predecessors of any of the Group Companies, or any entity previously owned by any of the Group Companies, has caused a Release or transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material at or to any off-Site location which has or could result in a material liability to any of the Group Companies pursuant to Environmental Laws.

(vi) There are no Phase I or Phase II environmental assessments, environmental investigations, studies, audits, tests, reviews or other analyses (i) conducted by or on behalf of any Seller or any of the Group Companies since February 1, 2007, or (ii) which are in the possession of any Seller or any of the Group Companies (or any advisors or representatives thereof) with respect to any Site which have not been delivered to Parent prior to execution of this Agreement.

(vii) None of the Group Companies has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Entities under any Environmental Laws.

(viii) None of the Group Companies has, either expressly or by operation of law, assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation, arising under or relating to Environmental Laws.

(b) This Section 3.11 and Sections 3.4, 3.5, 3.7 and 3.14 contain the sole and exclusive representations and warranties of the Company with respect to Environmental Laws.

Section 3.12. Intellectual Property.

(a) Except as set forth on Schedule 3.12, one of the Group Companies owns, licenses or otherwise has the right to use, free and clear of all Liens except for Permitted Liens, the Intellectual Property Rights material to the conduct of the Business of the Group Companies as currently conducted (collectively, the “Group Company IP Rights”). Schedule 3.12 sets forth a list of all patents, patent applications, and registrations and applications for registration of trademarks, service marks, domain names and copyrights owned by a Group Company. Except as set forth on Schedule 3.12, (a) there are no claims pending, or, to the Knowledge of the Company, threatened, against any Group Company contesting the use or ownership of any Group Company IP Right, or alleging that any Group Company has infringed or is currently infringing the Intellectual Property Rights of any other Person in any respect, and (b) there are no claims pending or threatened that have been brought or threatened by any Group Company against any Person currently alleging infringement of any Intellectual Property Rights owned by any Group Company. Except as set forth on Schedule 3.12, (i) the conduct of the Business of the Group Companies as currently conducted has not and does not infringe any Intellectual Property Rights of any Person, and (ii) to the Knowledge of the Company, no Person has infringed or is currently infringing any Group Company IP Rights in any respect. The Group Companies are the sole and exclusive owners of the Intellectual Property Rights owned by the Group Companies and no Person who is or was an employee or contractor of any Group Company and who is or was involved in the creation or development of any Intellectual Property Rights owned by the Group Companies has any claim of ownership rights therein or with respect thereto.

(b) Except as set forth in Schedule 3.12:

(i) no Group Company is a party to any agreements, contracts, or judicial orders that in any way limit or restrict any Intellectual Property Rights that any Group Company owns and/or currently uses to conduct its Business;

(ii) (A) no Group Company has directly or indirectly granted any rights, licenses or interests in, or allowed access to or the possession or use of, any source code owned or exclusively licensed by a Group Company to or by any Person, and (B) no Group Company has provided or disclosed such source code to any Person, other than its employees on a “need to know” basis and subject to reasonable confidentiality measures;

(iii) no Group Company has used or embedded any Publicly Available Software in any of its Intellectual Property Rights in a manner that subjects any of its Intellectual Property Rights to the license obligations of any Publicly Available Software;

(iv) each Group Company uses all commercially reasonable best efforts to maintain and protect its material Intellectual Property Rights, including trade secrets and confidential information, and to enter into valid and binding written agreements with each current and past employee and consultant sufficient to vest title in such Group Company of all Group Company IP Rights, including all accompanying Intellectual Property Rights, created by such employee or consultant while employed or engaged by such Group Company;

(v) with respect to each Group Company’s software, databases, websites and systems (and the information stored therein and transmitted thereby): (i) each Group Company uses all commercially reasonable efforts to protect their integrity and security and prevent their unauthorized use, access, corruption or interruption; and (ii) such items are operational; free from material errors, defects and bugs; and function substantially in accordance with their intended purpose; and

(vi) to the Knowledge of the Company, the provision of maintenance services and other services by each Group Company to its customers and other Persons, does not infringe the Intellectual Property Rights of any Person and, there are no threatened actions or claims that challenge or otherwise question the provision of such maintenance and other services by any Group Company, including without limitation (A) the replacement or modification of parts and assemblies, including the use and modification of parts and assemblies not approved or permitted by the manufacturers or vendors of the equipment and devices being maintained; (B) the disposal of parts and assemblies removed from any equipment and devices; and (C) the modification, integration and upgrading of software and firmware in, between and among computers, medical equipment and other devices.

This Section 3.12 and Sections 3.4, 3.5, 3.7 and 3.9 contain the sole and exclusive representations and warranties of the Company with respect to Intellectual Property Rights matters.

Section 3.13. Labor Matters.

(a) Except as set forth on Schedule 3.13, (a) no Group Company has entered into or is otherwise subject to any collective bargaining agreement with respect to its employees, (b) there is no material labor strike, labor dispute, or work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting any Group Company, (c) to the Knowledge of the Company as of the date of this Agreement, no union organization campaign is in progress with respect to any employees of any Group Company and no question concerning representation exists respecting such employees and (d) there is no material unfair labor practice, charge, arbitration or complaint pending against any Group Company. No Group Company has engaged in any location closing or employee layoff activities during the two-year period prior to the date hereof that would violate or in any way implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

(b) Schedule 3.13(b) lists all Persons who perform services for any Group Company and are designated by any Group Company as “independent contractors.” All Persons classified by any Group Company as independent contractors satisfy the requirements of applicable law to be so classified, in all material respects; and the Group Companies have no obligations to provide benefits with respect to such persons under any Employee Benefit Plan.

Section 3.14. Insurance. Schedule 3.14 contains a list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Group Companies as of the date of this Agreement. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, and no notice of cancellation or termination has been received by any Group Company with respect to any such policy. Except as set forth on Schedule 3.14, (a) no Group Company has made any claim under any such policy during the four-year period prior to the date of this Agreement with respect to which an insurer has, in a written notice to a Group Company, questioned, denied or disputed or otherwise reserved its rights with respect to coverage and no such question, denial, dispute or reservation exists with respect to any open claim and (b) no insurer has threatened in writing to cancel any such policy.

Section 3.15. Tax Matters. Except as set forth on Schedule 3.15:

(a) each Group Company has prepared and duly filed (or has had so prepared and filed on its behalf) with the appropriate domestic federal, state, local and foreign taxing authorities all material tax returns (including IRS Forms 1099), information returns, statements, forms, filings and reports relating to Taxes (each a “Tax Return”) required to be filed with respect to such Group Company and has timely paid (or has had paid on its behalf) or accrued all material Taxes (whether or not shown on any Tax Returns), including material Taxes which such Group Company is obligated to withhold relating to any periods or portions of periods ending on or before the Closing Date;

(b) all Tax Returns filed with respect to each of the Group Companies are true and correct in all material respects;

(c) no Group Company is currently the subject of a Tax audit or examination;

(d) no Group Company has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority (other than any extension which is no longer in effect);

(e) no Group Company has received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not since been satisfied by payment or been withdrawn;

(f) no written claim has been made by any taxing authority in a jurisdiction where any Group Company does not file Tax Returns that any such Group Company is or may be subject to taxation by that jurisdiction;

(g) no Group Company (i) has been a member of an affiliated group or filed or been included in a combined, consolidated or unitary income Tax Return (other than any such

Tax Return of which the Company is the common parent), (ii) has any liability for Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (other than any agreement that does not involve a material Tax liability) or otherwise or (iii) is a party to or bound by, or liable for any Taxes as a result of, any Tax allocation or sharing agreement (other than any agreement that does not involve a material Tax liability);

(h) no Group Company is a party to or has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations;

(i) no Group Company has distributed the stock of another entity or has had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code; and

(j) no Group Company is, nor has any of them been, a United States real property holding company (as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(ii)) of the Code.

This Section 3.15 and Sections 3.4, 3.6 and 3.7 contain the sole and exclusive representations and warranties of the Company with respect to Taxes.

Section 3.16. Brokers. No broker, finder, financial advisor or investment banker, other than Jefferies & Company, Inc. and Berkshire Partners LLC (whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement, in each case, payable by the Company or based upon arrangements made by or on behalf of any Group Company.

Section 3.17. Real and Personal Property.

(a) Real Property. No Group Company owns, or has ever owned during the past ten (10) years, any real property. Schedule 3.17(a) sets forth a list of all leases (each a “Real Property Lease”) of real property (such real property, the “Leased Real Property”) pursuant to which any Group Company is a tenant as of the date of this Agreement. Except as set forth on Schedule 3.17(a), (i) each Real Property Lease is valid and binding on the Group Company party thereto, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) each of the Group Companies, and, to the Knowledge of the Company, each of the other parties thereto, has performed all material obligations required to be performed by it under each Real Property Lease, and (iii) there are no written or oral subleases, concessions or other contracts granting to any Person other than a Group Company the right to use or occupy any Leased Real Property.

(b) Personal Property. Except as disclosed on Schedule 3.17(b), the Group Companies collectively own or hold under valid leases all machinery, equipment and other personal property (excluding, for the avoidance of doubt, Intellectual Property Rights) necessary for the conduct of their businesses as currently conducted, subject to no Lien except for Liens identified on Schedule 3.17(b) and Permitted Liens.

Section 3.18. Transactions with Affiliates. Schedule 3.18 sets forth all contracts or arrangements between any Group Company, on the one hand, and any Seller, shareholder, equityholder, director, member, manager, officer or any immediate family member of any of the foregoing or any other Affiliate of the Company (other than any Group Company), on the other hand, that are currently in effect. To the Knowledge of the Company, except as disclosed on Schedule 3.18, none of the Group Companies or their respective Affiliates, shareholders, equityholders, directors, officers or employees (i) possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than any Group Company) which is a client, supplier, customer, lessor, lessee or competitor of any Group Company or (ii) owns any property right, tangible or intangible, which is used by a Group Company in the conduct of its business. Ownership of five percent or less of any class of securities of a company whose securities are registered under the Securities and Exchange Act of 1934, as amended, shall not be deemed to be a financial interest for purposes of this Section 3.18.

Section 3.19. Corporate Records. All minute books and other corporate records of the Group Companies (including (a) stock ledgers and records of ownership of any Group Company’s equity interests, and (b) minutes of meetings and actions by written consent of directors, committees and stockholders) that are in the possession of any of the Group Companies or their agents or representatives have been made available to Parent, and reflect all transactions referred to in such records accurately in all material respects, except, in each case, to the extent such records relate, or contain information relating, to the transactions contemplated by this Agreement (or alternative transactions to the transactions contemplated by this Agreement). The copies of such corporate records of the Company, as delivered to Parent, are true and complete copies of the originals of such documents, except, in each case, to the extent such records relate, or contain information relating, to the transactions contemplated by this Agreement (or alternative transactions to the transactions contemplated by this Agreement).

Section 3.20. Absence of Undisclosed Liabilities. No Group Company has any material liabilities or obligations of any nature, whether accrued, absolute, contingent, asserted, unasserted or otherwise, except liabilities or obligations (i) adequately reflected or reserved against in the Latest Balance Sheet, (ii) incurred in the ordinary course of business since the date of the Latest Balance Sheet and consistent with past practices that are not material in amount, or (iii) as set forth in Schedule 3.20.

Section 3.21. Accounts Receivable. All accounts receivable reflected on the Latest Balance Sheet (net of the Company’s provision for doubtful accounts reflected thereon) or arising subsequent to the date of the Latest Balance Sheet (net of the Company’s provision for doubtful accounts determined in accordance with GAAP as applied by the Company prior to the date hereof) have arisen only in the ordinary course of business, and, to the Knowledge of the Company, are not subject to defenses, set-offs or counterclaims.

Section 3.22. Inventory. All finished goods inventory reflected on the Latest Balance Sheet is of usable and merchantable quality within normal industry warranty return rates and is saleable in the ordinary course of business, in each case in all material respects. The values at which inventories are carried reflect the inventory valuation policy of the Group Companies, which is consistent with its past practice.

Section 3.23. Customers. Schedule 3.23 sets forth the name of each customer of any Group Company who accounted for more than $250,000 in gross revenues for the twelve months ended December 31, 2010; provided that, with respect to the Group Companies’ ReMedPar business, Schedule 3.23 sets forth those customers who accounted for more than $50,000 in gross revenues for such period (each customer required to be listed on Schedule 3.23 is referred to as a “Customer”). Except as set forth in Schedule 3.23, no Group Company is currently, nor has any Group Company been since the date of the Latest Balance Sheet, involved in any material dispute with any Customer, no Customer has canceled or otherwise terminated its relationship with the Company since the date of the Latest Balance Sheet, and no Group Company has received any notice (oral or written) since the date of the Latest Balance Sheet from any Customer to the effect that such entity intends to cease doing business or significantly reduce the volume of its business with any Group Company. Schedule 3.23 sets forth a list of each Customer whose contract or agreement with a Group Company will terminate or expire pursuant to its terms in the twelve month period after the date of this Agreement.

Section 3.24. Suppliers. Except as set forth on Schedule 3.24, within the last six months, no supplier that any Group Company has paid or is under contract to pay $250,000 or more on an annual basis has canceled, given notice of termination, materially modified, or otherwise terminated its relationship with a Group Company, or materially decreased its services, supplies or materials to any Group Company nor, to the Knowledge of the Company, does any supplier have any plan or intention to do any of the foregoing.

Section 3.25. Questionable Payments. No Group Company nor any of their respective current or former shareholders, partners, directors, trustees, officers, employees, agents or other Persons acting on behalf of any Group Company, has on behalf of any Group Company or in connection with any Group Company’s business: (a) used any Group Company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees from Group Company funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of any Group Company; (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payments of any nature; or (f) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended. The Group Companies have not violated any applicable trade controls, anti-money laundering or anti-terrorism laws, including the United States Trading with the Enemy Act (50 U.S.C. App. §§ 1-44, as amended), the International Economic Emergency Powers Act (50 U.S.C. §§ 1701-1706), dealing with any person(s) listed as Specially Designated Nationals by the United States Treasury Department from time to time at http://www.treas.gov/offices/enforcement/ofac/sdn/ (or any successor URL), selling for export to any person(s) designated by the United States Commerce Department as Denied Persons from time to time at http://www.bis.doc.gov/dpl/Default.shtm (or any successor URL), or violating the antiboycott prohibitions, or failing to comply with the report requirements, of EAR (15 C.F.R. § 760) and the Tax Reform Act of 1976 (26 U.S.C. § 999).

Section 3.26. EXCLUSIVITY. EXCEPT AS SET FORTH IN THIS AGREEMENT AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY ANY GROUP COMPANY PURSUANT TO THIS AGREEMENT, THE GROUP COMPANIES DO NOT MAKE AND HAVE NOT MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. THE GROUP COMPANIES EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS, WARRANTIES OR STATEMENTS OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WITH RESPECT TO THE GROUP COMPANIES, THEIR BUSINESSES OR THEIR ASSETS.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby represents and warrants, solely as to itself, to Parent and Merger Sub as of the date hereof and as of the Closing Date as follows:

Section 4.1. Authority. Such Seller has the requisite corporate or other applicable power, authority or capacity, as the case may be, to execute and deliver this Agreement and each of the Ancillary Documents to which such Seller is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which such Seller is a party and the performance of its obligations hereunder and thereunder have been (or with respect to the Ancillary Documents to which such Seller is a party, will be prior to the Closing) duly authorized by all necessary corporate or other applicable action on the part of such Seller. This Agreement has been (and the Ancillary Documents to which such Seller is a party will be at or prior to the Closing) duly executed and delivered by such Seller and constitutes (or will constitute) a valid, legal and binding agreement of such Seller (assuming that this Agreement has been and each of the Ancillary Documents to which such Seller is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against such Seller in accordance with their respective terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.2. Consents and Approvals; No Violations. Except as set forth on Schedule 4.2, assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.3, no notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by such Seller of this Agreement or the Ancillary Documents to which such Seller is a party or the consummation by such Seller of the transactions contemplated hereby or thereby, except for (a) compliance with and filings under the HSR Act and Other Antitrust Laws, as appropriate, (b) the filing of the Certificate of Merger, and (c) those that may be required solely by reason of Parent’s or Merger Sub’s (as opposed to any other third party’s) participation in the transactions contemplated hereby or thereby. Neither the execution, delivery and performance by such Seller of this Agreement or the Ancillary Documents to which such Seller is a party nor the consummation by such Seller of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of such Seller’s Governing Documents, (ii) except as set forth on Schedule 4.2, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any agreement to which such Seller is a party or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity having jurisdiction over such Seller.

Section 4.3. Title to Stock. Such Seller owns of record and beneficially the Company Shares set forth opposite such Seller’s name on Schedule 3.2, and such Seller has good and marketable title to such Company Shares free and clear of all Liens.

Section 4.4. Litigation. There is no suit, litigation, arbitration, claim, action or proceeding pending or, to such Seller’s actual knowledge, threatened against such Seller by or before any Governmental Entity which would adversely affect such Seller’s ownership of any Company Shares, Seller’s performance of its obligations hereunder or otherwise prevent or materially delay the Closing. Such Seller is not subject to any outstanding order, writ, injunction or decree that would adversely affect such Seller’s ownership of any Company Shares, Seller’s performance of its obligations hereunder or otherwise prevent or materially delay the Closing.

Section 4.5. Brokers. No broker, finder, financial advisor or investment banker, other than Jefferies & Company, Inc. and Berkshire (in each case, whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller.

Section 4.6. EXCLUSIVITY. EXCEPT AS SET FORTH IN THIS AGREEMENT AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY SUCH SELLER PURSUANT TO THIS AGREEMENT, SUCH SELLER DOES NOT MAKE AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. THE SELLERS EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS, WARRANTIES OR STATEMENTS OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WITH RESPECT TO THE GROUP COMPANIES, THEIR BUSINESSES OR THEIR ASSETS.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant, on a joint and several basis, to the Company as of the date hereof and as of the Closing Date as follows:

Section 5.1. Organization. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite limited liability company power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the Merger. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite limited liability company and corporate, respectively, power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the Merger.

Section 5.2. Authority. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Ancillary Documents to which each of Parent or Merger Sub is a party and the performance by each of Parent and Merger Sub of its obligations hereunder and thereunder (or with respect to the Ancillary Documents to which Parent and Merger Sub are parties, will be prior to the Closing) duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other proceeding (including by their respective equityholders) on the part of Parent or Merger Sub is necessary to authorize this Agreement and each of the Ancillary Documents to which Parent and Merger Sub are parties or to consummate the transactions contemplated hereby. No vote of Parent’s equityholders is required to approve this Agreement or for Parent or Merger Sub to consummate the transactions contemplated hereby. This Agreement has been (and the Ancillary Documents to which Parent and Merger Sub are parties will be at or prior to the Closing) duly and validly executed and delivered by each of Parent and Merger Sub and constitutes (or will constitute) a valid, legal and binding agreement of each of Parent and Merger Sub (assuming this Agreement has been and the Ancillary Documents to which Parent and Merger Sub are parties will be duly authorized, executed and delivered by the other parties thereto at or prior to the Closing), enforceable against each of Parent and Merger Sub in accordance with their respective terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 5.3. Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.4(b) and Sellers’ representations and warranties contained in Section 4.2, no material notices to, filings with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance by Parent and Merger Sub of this Agreement or the Ancillary Documents to which Parent or Merger Sub are a party or the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act and applicable Other Antitrust Laws, (ii) the filing of the Certificate of Merger and (iii) those set forth on Schedule 5.3. Neither the execution, delivery or performance by Parent or Merger Sub of this Agreement and the Ancillary Documents to which Parent or Merger Sub is a party nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of Parent’s or Merger Sub’s Governing Documents, (b) except as set forth on Schedule 5.3, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity applicable to Parent or Merger Sub or any of Parent’s Subsidiaries or any of their respective properties or assets, except in the case of clauses (b) and (c) above, for violations which would not prevent or materially delay the Merger.

Section 5.4. Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.5. Financing. Parent and Merger Sub have, and will have on the Closing Date, sufficient funds available to consummate the transactions contemplated hereby, including to pay the Purchase Price and the fees and expenses of Parent and Merger Sub related to the transactions contemplated hereby. There are no circumstances or conditions that could reasonably be expected to prevent or substantially delay the availability of such funds at the Closing.

Section 5.6. Merger Sub Activities. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business, and has incurred no liabilities or obligations whatsoever, in each case, other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.7. Surviving Entity after the Merger. Assuming the representations and warranties of the Company and Sellers contained in this Agreement are true in all material respects, at and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, the Surviving Entity (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) will have adequate capital with which to engage in its business, and (c) will not have incurred and does not immediately plan to incur debts beyond its ability to pay as they become absolute and matured.

Section 5.8. Acknowledgment and Representations by Parent and Merger Sub. Each of Parent and Merger Sub acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition, operations and prospects of the Group Companies. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis and the representations and warranties of the Company and Sellers set forth in this Agreement, and each of Parent and Merger Sub acknowledges that, other than as set forth in this Agreement and in the certificates or other instruments delivered pursuant hereto, none of the Group Companies or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided or made available to Parent or any of its respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company heretofore or hereafter delivered to or made available to Parent or any of its respective agents, representatives, lenders or Affiliates.

ARTICLE VI

COVENANTS

Section 6.1. Conduct of Business of the Company.

(a) Except as contemplated by this Agreement, from and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall and shall cause each other Group Company to, except as consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), (i) conduct its business in the ordinary and regular course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto), (ii) not take or omit to be taken any action which would reasonably be expected to result in a Company Material Adverse Effect, and (iii) use commercially reasonable efforts to preserve substantially intact its business organization and to preserve the present commercial relationships with key Persons with whom it does business.

(b) Except as contemplated by this Agreement or as set forth in Schedule 6.1(b), until the earlier of the Closing or the termination of the Agreement, without the written consent of Parent (which shall not be unreasonably withheld or delayed) the Company shall not, and shall cause each other Group Company not to, do any of the following:

(i) create any Lien on any of the properties of the Group Companies, other than Permitted Liens;

(ii) other than the purchase of supplies and/or the sale of inventory in the ordinary course of business, purchase, sell, license or otherwise dispose of, or enter into any agreement or other arrangement for the purchase, sale, license or other disposition of, any material properties, rights or assets (including any Intellectual Property Rights);

(iii) (A) pay any Indebtedness other than regularly scheduled payments in accordance with the terms of the underlying credit facilities or other agreement governing such Indebtedness, (B) declare, set aside or pay any dividend, or the make any other distribution to any Seller or Affiliate of any Seller, whether in respect of the capital stock of any Group Company or otherwise, (C) make any payment to Berkshire or any Berkshire Affiliate, whether arising pursuant to the Berkshire Management Agreement or otherwise, or (D) make any payment of any Seller Expenses;

(iv) directly or indirectly redeem, purchase or otherwise acquire its own capital stock;

(v) enter into any merger, consolidation, reorganization or similar agreement;

(vi) issue, sell or dispose of, or commit to issue sell or dispose of, any shares of capital stock, other ownership interest or debt, or any grant, option, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any shares of the capital stock, other ownership interest or debt or authorize any of the foregoing, except as provided by any contract or agreement in effect as of the date hereof between a Group Company and an employee or independent contractor set forth in Schedule 3.10;

(vii) permit any transfers of shares of capital stock of the Group Companies;

(viii) make any change in the compensation payable or to become payable, or benefits provided or to be provided, to any of its officers, independent contractors or employees (other than any increase in the ordinary course of business, consistent with past practices), or commit to make or make bonus payments or enter into any bonus arrangements with any of such officers, independent contractors or employees (provided that for purposes of the foregoing limitation on making bonus payments, such limitations shall not apply to bonus payments in the ordinary course of business, consistent with bonus arrangements in effect as of the date of this Agreement), or establish, create, amend or terminate any employment, benefit, bonus, pension, deferred compensation or severance arrangement of any of the foregoing;

(ix) pay or discharge a material Lien or liability that was not shown on the Latest Balance Sheet or incurred in the ordinary course of business thereafter;

(x) incur any material contingent liability as guarantor or otherwise with respect to the obligations of any Person other than a Group Company or cancel any material debt or claim owing to, or waive any material right, including any write-off or compromise of any accounts receivable;

(xi) incur any material obligation or liability to any of its officers, directors, stockholders, independent contractors or employees, or any loans or advances to any of its officers, directors, stockholders, independent contractor or employees, except normal base salary or wage payments, fulfillment of normal employee benefit obligations (e.g. making required premium payments for insurance benefits) and payment of normal expense allowances to officers, independent contractors or employees in the ordinary course of business consistent with past practices;

(xii) make any change in accounting methods or practices, collection policies, pricing policies or payment policies, except as required by a change in GAAP or applicable law;

(xiii) amend its Governing Documents;

(xiv) enter into, amend, modify, cancel or terminate, or allow or cause to lapse, accelerate or expire, any contract or agreement to which a Group Company is a party or by which it is bound having terms that are or would be material to such Group Company, other than expirations or terminations pursuant to the anticipated expiration of the term of any such contract or agreement or the renewal of any such contract or agreement at the end of the anticipated expiration thereof;

(xv) enter into any contract or agreement that would prohibit the Surviving Entity or any of its direct or indirect Affiliates from competing or operating in any line of business or geographic area with any Person or that would require the consent or approval of any third Person to or upon any direct or indirect change in control of any Group Company or its Affiliates;

(xvi) make or change any material Tax election, file any amended material Tax Return, enter into any material closing agreement, settle or compromise any proceeding with respect to any material Tax claim or assessment relating to the Company, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company, or file any Tax Return or pay any Taxes that effectively accomplishes one or more of the foregoing; or

(xvii) enter into any agreement, contract, commitment or arrangement to take any of the foregoing actions.

Section 6.2. Tax Matters.

(a) Parent shall be entitled to any refund of Excluded Stub Period Taxes (or credit relating to an overpayment of Excluded Stub Period Taxes) including, in each case, any interest paid thereon of the Group Companies for any taxable period ending on or before the Closing Date and for the portion of any Straddle Period ending on the Closing Date, treating the pre-Closing portion of any such Straddle Period as a separate taxable period and Sellers shall be entitled to the excess of any refund of Pre-Closing Taxes to the extent not constituting Excluded Stub Period Taxes (or credit relating to an overpayment of such Pre-Closing Taxes not constituting Excluded Stub Period Taxes), but only to the extent such Tax refund (or credit) claim is ultimately successful and originally made prior to the end of the Escrow Period. Within four Business Days after receipt by Parent or the Surviving Entity or any of its Subsidiaries of any Tax refund to which Sellers are entitled, Purchaser or the Surviving Entity shall, or shall cause the applicable Subsidiary to, deliver and pay over, by wire transfer of immediately available funds, such Tax refunds to the Representative (on behalf of Sellers). Parent will, and will cause the Surviving Entity and its Subsidiaries to, execute such documents, take reasonable additional actions and otherwise reasonably cooperate as may be necessary for Parent, the Surviving Entity and their Subsidiaries to perfect their rights in and obtain all Tax refunds for which any such Person is eligible and to which Sellers are entitled. For purposes of this Section 6.2(a), Parent shall cause each Group Company first to utilize any available net operating losses or other tax attributes existing on or prior to the Closing Date in any taxable period ending on or before the Closing Date to the maximum extent permitted under applicable law and second to utilize any available net operating loss or other tax attribute existing on or prior to the Closing Date in any Straddle Period to the maximum extent permitted under applicable law.

(b) All transfer Taxes, recording fees and other similar Taxes that are imposed on any of the parties hereto by any Governmental Entity in connection with the transactions contemplated by this Agreement shall be borne by Parent.

(c) Each of Parent and the Company, on the one hand, and Sellers, on the other hand, shall provide the other party with such information and records and make such of its officers, directors, employees, and agents available as may reasonably be requested by such other party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to Tax matters.

(d) Parent shall prepare and file or cause to be prepared and filed all Tax Returns of the Group Companies for all taxable periods ending on or prior to the Closing Date that are required to be filed after the Closing Date as well as all Tax Returns for any Straddle Period. For the purpose of preparing such Tax Returns, Parent shall cause each Group Company first to utilize any available net operating losses or other tax attributes existing on or prior to the Closing Date in any taxable period ending on or before the Closing Date to the maximum extent permitted under applicable law and second to utilize any available net operating loss or other tax attribute existing on or prior to the Closing Date in any Straddle Period to the maximum extent permitted under applicable law. Parent shall provide such Tax Returns to the Representative for review and comment at least twenty (20) days prior to their filing, and shall not file such Tax Returns without the Representative’s prior written consent, which consent shall not be unreasonably delayed or withheld. Failure of the Representative to provide timely written objection to such Tax Returns within twenty (20) days of the receipt thereof shall be deemed consent to the preparation and filing of such Tax Returns by Parent. Parent and the Sellers agree to consult and resolve in good faith any objections of the Representative with respect to such Tax Returns. For the avoidance of doubt, failure of the Parent to comply with the second sentence of this Section 6.2(d) shall constitute reasonable grounds for the Representative to delay or withhold consent.

(e) Without the prior written consent of the Representative, which consent shall not be unreasonably delayed or withheld, Parent shall not file or cause to be filed any amended Tax Return of the Group Companies for any taxable periods ending on or prior to the Closing Date or for any Straddle Period unless (i) required by applicable law or (ii) the filing of such amended Tax Return (x) will not cause Sellers to indemnify any Parent Indemnified Party pursuant to this Agreement and (y) will not result in any Tax liability for Sellers or any Affiliate of Sellers (other than any Group Company after the Closing Date). Parent shall provide such Tax Returns for which the Representative’s consent is required to the Representative for review and comment at least twenty (20) days prior to their filing. Failure of the Representative to provide timely written objection to such amended Tax Returns within twenty (20) days of the receipt thereof shall be deemed consent to the preparation and filing of such Tax Returns by Parent. Parent and the Sellers agree to consult and resolve in good faith any objections of the Representative with respect to such Tax Returns. For the avoidance of doubt, failure of the Parent to comply with the first sentence of this Section 6.2(e) shall constitute reasonable grounds for the Representative to delay or withhold consent.

Section 6.3. Access to Information. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to restrictions contained in the confidentiality agreements to which the Group Companies are subject, the Company shall provide to Parent and Merger Sub and their authorized representatives during normal business hours reasonable access to all properties, books and records of the Group Companies (in a manner so as to not unreasonably interfere with the normal business operations of any Group Company). All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein.

Section 6.4. Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of Parent, Merger Sub and the Company shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in ARTICLE VII). Each of Parent, Merger Sub and the Company shall use commercially reasonable efforts to obtain consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement.

(b) In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby; provided, however, that each party hereto has no duty to agree to any structure or conduct remedy or to litigate with respect to the transactions contemplated by this Agreement.

(c) Prior to the Closing, each party hereto shall promptly notify the other parties hereto of any communication it or its controlled Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and permit the other parties hereto to review in advance any proposed communication by it to any Governmental Entity. Prior to the Closing, no party hereto shall agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other parties hereto in advance and, to the extent permitted by such Governmental Entity, gives the other parties hereto the opportunity to attend and participate at such meeting. Prior to the Closing, each party hereto will provide the other parties hereto with copies of all correspondence or communications between it or any of its representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

Section 6.5. Indemnification; Directors’ and Officers’ Insurance.

(a) Parent and the Company agree that, to the maximum extent permitted by the laws of the State of Delaware, all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring prior to the Closing Date now existing in favor of the current directors and officers of the Company, as provided in the Governing Documents of the Company, or in any agreements between the Company and/or its Subsidiaries, on the one hand, and any of their current directors or officers, on the other hand, will survive the Closing and will continue in full force and effect in accordance with their respective terms for a period of not less than six years after the Closing Date (or, in the case of any agreement, in accordance with its terms).

(b) Parent shall, and shall cause the Surviving Entity after the Effective Time, to maintain the Tail Policy in full force and effect, for its full term, and to continue to honor its respective obligations thereunder.

(c) This Section 6.5 shall be for the benefit of, and shall be enforceable by, the current directors and officers of the Company, and their respective heirs, executor, administrators and estates.

Section 6.6. Exclusive Dealing. No Group Company shall, directly or indirectly, through any officer, director, employee, representative (including for greater certainty any financial, legal or other advisors), or any Seller or any Affiliate or representative of any Seller (a) solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing information or permitting any visit to any facilities or properties of the Company) proposals or offers regarding any Alternative Proposal; (b) engage in any discussions or negotiations regarding, or provide any information with respect to, any Alternative Proposal; or (c) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Alternative Proposal.

Section 6.7. Documents and Information. After the Closing Date, Parent and the Surviving Entity shall, and shall cause the Surviving Entity and its Subsidiaries to, until the seventh anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and make the same reasonably available for inspection and copying by the Representative (at Representative’s expense) during normal business hours of the Surviving Entity or any of its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice.

Section 6.8. Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Parent hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or controlled Affiliates to) contact any employee (excluding executive officers), customer, supplier, distributor or other material business relation of any Group Company regarding any Group Company, its business or the transactions contemplated by this Agreement without the prior consent of the Company.

Section 6.9. Employee Benefits Matters.

(a) During the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Parent shall provide employees of each Group Company who continue to be employed by a Group Company with the same salary or hourly wage rate as provided to such employees immediately prior to the Closing Date and with employee benefits (excluding equity arrangements) that are substantially similar in the aggregate to the employee benefits provided to similarly situated employees of Parent. Parent further agrees that, from and after the Closing Date, Parent shall and shall cause each Group Company to grant all of its employees credit for any service with such Group Company earned prior to the Closing Date (a) for eligibility and vesting purposes and (b) for purposes of vacation accrual and severance benefit determinations (to the extent years of service is relevant to the level of benefits for which an employee is eligible) under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Parent or the Surviving Entity or any of its Subsidiaries on or after the Closing Date (the “New Plans”); provided, however, that in no event shall such service credit result in any duplication of benefits. In addition, Parent shall use commercially reasonable efforts to (i) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan as of the Closing Date and (ii) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date by any employee (or covered dependent thereof) of any Group Company to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation. Nothing contained herein, express or implied, is intended to confer upon any employee of any Group Company any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any New Plan or Employee Benefit Plan. Parent agrees that Parent and the Surviving Entity shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9. This Section 6.9(a) is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto.

(b) Effective as of the day immediately preceding the Effective Time, each Group Company shall terminate all Employee Benefit Plans that are intended to include a Code Section 401(k) arrangement and shall provide Parent with evidence that such Employee Benefit Plans have been terminated (effective no later than the day immediately preceding the Effective Time). Parent agrees to take all actions reasonably required to provide that its employee pension benefit plan that is intended to include a Code Section 401(k) arrangement shall accept rollovers from each Employee Benefit Plan that is intended to include a Code Section 401(k) arrangement, including with respect to plan loans which are outstanding at the Effective Time. Each Group Company and Parent shall cooperate in taking all other actions reasonably required in furtherance of terminating such Employee Benefit Plans and distributing the plan assets as described herein. In the event that termination of a Group Company’s 401(k) plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then such Group Company shall take such actions as are necessary to reasonably estimate the amount of such charges or fees and provide such estimate in writing to Parent no later than five business days prior to the Effective Time.

Section 6.10. Updated Disclosure Schedules. Concurrently with the execution and delivery of this Agreement, the Company and Sellers have delivered to Parent and Merger Sub the disclosure schedules to this Agreement (the “Schedules”). From and after the date of this Agreement until the Closing Date, the Company and/or Sellers may prepare and deliver to Parent and Merger Sub supplements and/or amendments to the Schedules (which may contain additional Schedules that are not in existence as of the date hereof relating to any of the provisions contained in ARTICLE III and/or ARTICLE IV, in each case, such supplement, amendment or new Schedule being referred to as an “Update”) with respect to matters first arising after the date hereof; provided, however, that no such Update shall be deemed to be an amendment to this Agreement and shall not affect the conditions set forth in Section 7.2(a) or the obligations set forth in ARTICLE IX.

Section 6.11. No Public Disclosure. No party hereto will issue or make any report, statement or release to the public (including employees, customers and suppliers of the parties) with respect to this Agreement, the Merger or the other transactions contemplated hereby without the consent of Parent and the Representative, which consent shall not be unreasonably withheld. If any party hereto is unable to obtain, after reasonable effort, the approval of its public report, statement or release from the other parties hereto and such report, statement or release is, in the opinion of legal counsel to such party, required by law in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other parties with a copy thereof. Each party hereto will also obtain the prior approval by the other parties hereto of any press release to be issued announcing the consummation of the Merger. This Section 6.11 shall not restrict or prohibit any disclosure by any Seller to its limited partners, investment funds affiliated with such Seller, the investors in such investment funds, and Affiliates (collectively, “Investment Partners”) regarding this Agreement, the Merger and the other transactions contemplated hereby to the extent such Seller reasonably determines in good faith that such announcement is necessary or advisable. For the avoidance of doubt, the parties acknowledge and agree that each Seller and its Investment Partners (except for the Group Companies) may provide general information about the subject matter of this Agreement in connection with such Seller’s or its Investment Partner’s fund raising, marketing, informational or reporting activities in the ordinary course of business.

Section 6.12. Approval of Agreement and Merger. Immediately following the execution of this Agreement (but no later than 5:00 pm Eastern time on the day following the date hereof), each Seller shall sign, date and deliver to Parent the Written Consent evidencing its irrevocable adoption of this Agreement and approval of this Agreement and the Merger, pursuant to, and in accordance with, the applicable provisions of the DGCL and the Company’s Governing Documents. The Company shall prepare and distribute a notice to non-consenting stockholders in compliance with Section 228 of the DGCL (and in any event within five (5) days after the date of this Agreement), which notice and materials to be distributed therewith shall incorporate all reasonable comments timely submitted by Parent.

Section 6.13. Restrictive Covenants.

(a) From and after the Closing, each Seller shall keep confidential any confidential information of the Group Companies and the Business, including any information constituting or relating to trade secrets of the Company or confidential Company Intellectual Property Rights, or any confidential information of Parent, Merger Sub or any of their respective Affiliates acquired in connection with the transactions contemplated hereby, except to the extent that such information (a) is in the public domain through no fault of such Seller, or (b) was lawfully acquired after the Closing from sources, other than Parent, Merger Sub or any of their respective Affiliates, which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller is compelled to disclose any such information by judicial or administrative process or by other requirements of law, such Seller shall promptly notify Parent in writing and shall disclose only that portion of such information that such Seller reasonably believes after consultation with counsel, is legally required to be disclosed; provided, however, that each Seller shall exercise reasonable best efforts at Parent’s expense to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(b) In the event of any breach or threatened breach by any Seller of any of the provisions contained in Section 6.13(a), Parent shall be entitled to injunctive or other equitable relief, restraining such party from using or disclosing any confidential information in whole or in part, or from engaging in conduct that would constitute a breach of the obligations contained in such Sections. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of damages.

Section 6.14. Merger Consideration Schedule. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent an updated version of the Merger Consideration Schedule, which shall reflect the information contained therein as of the actual Closing Date and shall be calculated in accordance with the terms and conditions of this Agreement and the Governing Documents of the Company as in effect immediately prior to the Effective Time.

Section 6.15. Non-Signing Stockholders. On or prior to the Closing Date, the Company shall send, at Berkshire’s direction, to each stockholder of the Company who is not a Seller the written notice described in Section 2.3(a) of the Stockholders Agreement (Take Along Rights).

Section 6.16. Release. Effective as of the Closing, each Seller, on its own and on behalf of its assigns, successors and legal representatives and any and all Persons or entities claiming by or through any of the foregoing, hereby irrevocably releases, remises, waives and forever discharges any and all rights and claims that it has had, now has or might hereafter have against Parent, the Group Companies and each of their respective past, present and future directors, officers and equityholders, agents, attorneys and employees, and the respective personal representatives, successors, assigns, agents and Affiliates of each of the foregoing (each, a “Released Party”), whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated and that now exist or may hereafter accrue based on matters now unknown as well as known from the beginning of the world to the time of the Closing, except for rights and claims involving fraud or arising from or in connection with this Agreement and/or any Ancillary Document (including the Escrow Agreement) or rights and claims of Sellers who are employees of any of the Group Companies arising in their capacity as employees of any of the Group Companies. Effective as of the Closing, each Seller hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any right or claim purported to be released by this Section 6.16.

Section 6.17. Stock and Record Books. No Seller shall keep or retain any of the stock books of any Group Company (including those of any applicable predecessors), including original stock certificates for the outstanding shares of capital stock of each Subsidiary of the Company, if such shares are certificated, all of which shall be retained by the Group Companies.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1. Conditions to the Obligations of the Company, Parent and Merger Sub. The obligations of the Company, Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable law, waiver by the party for whose benefit such condition exists) of the following conditions:

(a) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of Parent, Merger Sub and the Company shall have used commercially reasonable efforts to prevent the entry of any such injunction or other order or the commencement of any such proceeding or lawsuit and to appeal as promptly as possible any injunction or other order that may be entered.

Section 7.2. Other Conditions to the Obligations of Merger Sub and Parent. The obligations of Merger Sub and Parent to consummate the Merger are subject to the satisfaction or, if permitted by applicable law, waiver by Merger Sub and Parent of the following further conditions:

(a) all of the representations and warranties of the Company and the Sellers contained in this Agreement that are not qualified by reference to materiality or Company Material Adverse Effect shall have been true, correct and complete in all material respects when made on the date of this Agreement and shall be true, correct and complete in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties which speak of a specific date which need only be true, correct and complete in all material respects as of such dates) and all of the representations and warranties of the Company and the Sellers contained in this Agreement that are qualified by reference to materiality or Company Material Adverse Effect shall have been true, correct and complete in all respects when made on the date of this Agreement and shall be true, correct and complete in all respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties which speak of a specific date which need only be true, correct and complete in all respects as of such dates);

(b) Sellers and the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by Sellers and the Company under this Agreement on or prior to the Closing Date;

(c) since the date of this Agreement, no fact, event or circumstance shall have occurred which has had or would reasonably be expected to have a Company Material Adverse Effect; and

(d) prior to or at the Closing, the Company shall have delivered the following closing documents in form and substance reasonably acceptable to Parent:

(i) a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) are satisfied;

(ii) written resignations of (A) each of the directors of each Group Company and (B) those officers of the Group Companies designated by Parent at least ten (10) Business Days prior to the Closing Date;

(iii) a certificate from the Company, in form and substances as prescribed by Treasury Regulations promulgated under Section 1445 of the Code, stating that the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code;

(iv) written terminations of all contracts, agreements or other arrangements between any Group Company on one hand and any Seller or any Affiliate of any Seller on the other;

(v) evidence that all consents listed on Schedule 7.2(d)(v) have been obtained;

(vi) evidence of satisfaction of the condition set forth on Schedule 7.2(d)(vi);

(vii) the Escrow Agreement executed by the Representative;

(viii) payoff letters from each lender with respect to all Indebtedness of the Group Companies that is outstanding as of the Closing, which payoff letters shall provide for satisfaction in full of such Indebtedness, termination of such credit facilities or other underlying agreement and the full and final release of any and all Liens and any other claims relating to such Indebtedness on the assets of any of the Group Companies following receipt of the amount set forth in such payoff letters;

(ix) the statements described in Section 2.9(a); and

(x) the Certificate of Merger, duly executed by the Company.

Section 7.3. Other Conditions to the Obligations of the Company. The obligations of the Company and Sellers to consummate the Merger are subject to the satisfaction or, if permitted by applicable law, waiver by the Company and the Representative of the following further conditions:

(a) the representations and warranties of Merger Sub and Parent set forth in ARTICLE V hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of a specified date, in which case the same shall continue on the Closing Date to be true and correct in all material respects as of the specified date;

(b) Merger Sub and Parent shall each have performed and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date;

(c) prior to or at the Closing, each of Parent and Merger Sub shall have delivered a certificate of an authorized officer of Parent and an authorized officer of Merger Sub, dated the Closing Date, in form and substance reasonably acceptable to the Company, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied; and

(d) Parent shall have obtained the Tail Policy.

Section 7.4. Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this ARTICLE VII to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to cause the Closing to occur, as required by Section 6.4.

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

Section 8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Parent and the Company;

(b) by Parent, if any of the representations or warranties of the Company set forth in ARTICLE III shall not be true and correct such that the condition to Closing set forth in Section 7.2(a) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct is not cured within 30 days after written notice thereof is delivered to the Company; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if Parent or Merger Sub is then in material violation or breach of any of their covenants, obligations, representations or warranties set forth in this Agreement and such violation or breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b);

(c) by the Company, if any of the representations or warranties of Parent or Merger Sub set forth in ARTICLE V shall not be true and correct such that the condition to Closing set forth in Section 7.3(a) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct is not cured within 30 days after written notice thereof is delivered to Parent; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if the Company or any Sellers are then in material violation or breach of any of their covenants, obligations, representations or warranties set forth in this Agreement and such violation or breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b);

(d) by Parent, if the Merger shall not have been consummated on or prior to April 30, 2011 (the “Termination Date”), unless the failure to consummate the Merger is the result of a breach by Parent or Merger Sub of its representations, warranties, obligations or covenants under this Agreement;

(e) by the Company, if the Merger shall not have been consummated on or prior to the Termination Date, unless the failure to consummate the Merger is the result of a breach by either Sellers or the Company of their or its representations, warranties, obligations or covenants under this Agreement;

(f) by Parent if this Agreement has not been duly adopted and this Agreement and the Merger have not been duly approved by the Sellers as provided herein pursuant to the Written Consent in accordance with applicable law and the Company’s Governing Documents by 5:00 pm Eastern time on the day following the date hereof; or

(g) by either Parent or by the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action shall have become final and nonappealable; provided that the party hereto seeking to terminate this Agreement pursuant to this Section 8.1(g) shall have used commercially reasonable efforts to remove such order, decree, ruling, judgment or injunction; or

(h) by the Company, if all of the conditions set forth in Section 7.1 and Section 7.2 (other than any conditions that by their terms are to be satisfied at the Closing; provided that such conditions shall have been capable of being satisfied as of the date of termination of this Agreement) have been satisfied or validly waived by Parent, the Company has given notice to Parent in writing that it is prepared to consummate the Closing, and Parent and Merger Sub fail to consummate the transactions contemplated by the Closing on the date the Closing should have occurred pursuant to Section 2.2.

Section 8.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors or equityholders) with the exception of (a) the provisions of this Section 8.2, ARTICLE IX, ARTICLE X and the last sentence of Section 6.3, and (b) any liability of any party hereto for fraud.

ARTICLE IX

INDEMNIFICATION

Section 9.1. Survival of Representations. The representations and warranties of the Company, the Sellers, Parent and Merger Sub contained in this Agreement (whether or not contained in ARTICLES III, IV or V) or in any Ancillary Document shall survive the Closing for the Escrow Period; provided, however, that any claim with respect to fraud may be made at any time.

Section 9.2. Indemnification.

(a) By the Sellers. Subject to Section 9.4, Section 9.5 and Section 9.7 to the extent provided in this ARTICLE IX, prior to the Effective Time, the Company, and following the Effective Time, the Sellers jointly and severally, shall indemnify Parent, and its successors and assigns, and its officers, directors, employees, stockholders, agents, Affiliates (including following the Closing, the Surviving Entity) and any Person who controls Parent within the meaning of the Securities Act or the Exchange Act (each, a “Parent Indemnified Party”) and hold each Parent Indemnified Party harmless from and against any liabilities, claims, demands, judgments, losses, costs, diminution in value, damages (including reasonably foreseeable consequential damages) or expenses whatsoever (including reasonable attorneys’, consultants’ and other reasonable professional fees and disbursements of every kind, nature and description incurred by such Parent Indemnified Party in connection therewith) (collectively, “Damages”) that such Parent Indemnified Party directly or indirectly sustains, suffers or incurs to the extent resulting from, arising out of or relating to:

(i) any inaccuracy or breach of any representation or warranty of a Seller or the Company in the Agreement or in any Ancillary Document;

(ii) any non-fulfillment of any covenant or agreement of a Seller or, with respect to covenants to be performed prior to the Closing, the Company set forth in the Agreement or in any Ancillary Document;

(iii) any inaccuracy in the Merger Consideration Schedule delivered pursuant to Section 7.2, or a stockholder or former stockholder of any Group Company, or any other Person, seeking to assert (A) any rights of a stockholder, option holder or owner of any equity securities of any Group Company in their capacities as such, including any option rights, preemptive rights or rights to notice or to vote under the Stockholders Agreement, or (B) any rights under the Governing Documents of any Group Company, in each case (i) relating to the negotiation, approval or consummation of the transactions contemplated by this Agreement, or (ii) related solely to periods prior to the Closing;

(iv) any Dissenting Share Payments;

(v) any Seller Expenses to the extent not reflected on the Expense Statement;

(vi) any Indebtedness of the Group Companies that is outstanding as of the Closing, to the extent not reflected on the Company Indebtedness Statement, including any claims of lenders under the First Lien Agreement and/or the Second Lien Agreement (A) related to any agreements entered into between any Group Company, on one hand, and any such lenders, on the other hand, in connection with the transactions contemplated hereby, or (B) for any amounts other than the Payoff Amount or the Accrued Interest Portion;

(vii) any Pre-Closing Taxes imposed on or incurred by the Group Companies;

(viii) any Taxes of Sellers or any Affiliate of Sellers (other than a Group Company);

(ix) any Indemnified Severance Payments made or incurred by the Group Companies or Parent;

(x) any out-of-pocket Damages of a Group Company that result from all or any portion of the Management Closing Bonuses or the Management Escrow Bonuses constituting “excess parachute payment” within the meaning of Section 280G of the Code and the regulations promulgated thereunder, including any gross-up payments the Company makes to recipients of the Management Closing Bonuses or the Management Escrow Bonuses, but excluding any loss of any Tax deduction related thereto;

(xi) the matter set forth on Schedule 9.2(a)(xi) (the “Excluded Liability”);

(xii) any claim that the Tail Policy obtained by Parent in accordance with the terms of this Agreement does not satisfy the insurance requirements set forth in any of the Indemnification Agreements;

(xiii) the matter set forth on Schedule 9.2(a)(xiii);

(xiv) any Payroll Taxes due on the Management Escrow Bonuses;

(xv) any failure to amend any Employee Benefit Plans that are intended to include a Code Section 401(k) arrangement to reflect the applicable requirements of ERISA, the Code or any other applicable laws (including any Damages associated with the operation of such Employee Benefit Plans as required under ERISA, the Code or such other applicable laws); and

(xvi) any and all actions, suits, proceedings, investigations, allegations, assessments, audits, or fines incident to any of the foregoing or to the enforcement of this Section 9.2(a), but only in connection with a claim for which any Parent Indemnified Party is entitled to indemnification.

(b) Indemnification by Parent. To the extent provided in this ARTICLE IX, Parent shall indemnify the Sellers, their heirs, successors and assigns (each, a “Seller Indemnified Party”) and hold each Seller Indemnified Party harmless from and against any Damages that such Seller Indemnified Party directly or indirectly sustains, suffers or incurs to the extent resulting from, arising out of or relating to:

(i) any inaccuracy or breach of any representation or warranty of Parent or Merger Sub in this Agreement or any Ancillary Document;

(ii) any non-fulfillment of any covenant or agreement of Parent or Merger Sub set forth in this Agreement or any Ancillary Document;

(iii) any Taxes of Parent, ARAMARK Corp., or any controlled affiliate of Parent or ARAMARK Corp. (including any Tax of any Group Company other than for which the Parent Indemnified Party is entitled to indemnification pursuant to Section 9.2(a)(i), Section 9.2(a)(vii), or Section 9.2(a)(i)(viii)));

(iv) any Excluded Stub Period Taxes;

(v) any Employer Social Security Taxes due on the Management Closing Bonuses; and

(vi) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 9.2(b), but only in connection with a claim for which any Seller Indemnified Party is entitled to indemnification.

(c) The obligations to indemnify, defend and hold harmless pursuant to Section 9.2(a) and pursuant to clause Section 9.2(b) shall survive the Closing for the Escrow Period, except for claims for indemnification pursuant to such clauses asserted prior to the end of such period, which claims shall survive until final resolution thereof. Covenants and agreements contained in this Agreement that by their terms are to be performed prior to the Closing shall survive the Closing for the Escrow Period, and, subject to the restrictions on recovery set forth herein, all other covenants and agreements contained herein shall survive the Closing until such covenant or agreement is fully performed.

(d) All indemnification payments under this ARTICLE IX shall be adjustments to the Purchase Price except as otherwise required by applicable law.

Section 9.3. Claims.

(a) Any party seeking indemnification under Section 9.2 (an “Indemnified Party”) shall promptly give the party from whom indemnification is being sought (such notified party, the “Responsible Party”) notice (a “Claim Notice”) of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, stating in reasonable detail, the nature of the claim, a good-faith reasonable estimate of the Damage and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually prejudiced thereby. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate in good faith the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an “Unliquidated Claim” and, the Claim Notice in respect thereof, an “Unliquidated Claim Notice”). If an Indemnified Party gives an Unliquidated Claim Notice, the Indemnified Party shall also give a second Claim Notice within sixty (60) days after the matter giving rise to the claim becomes finally resolved and the amount of identifiable Damages can be determined, which second Claim Notice shall specify the amount of the claim (any such second Claim Notice, together with any other Claim Notice given pursuant hereto that is not an Unliquidated Claim Notice is referred to herein as a “Liquidated Claim Notice”). Each Responsible Party to which a Liquidated Claim Notice that does not involve a Third Party Claim (as defined below) is given shall respond to any Indemnified Party that has given such Liquidated Claim Notice within 30 days (the “Response Period”) after the date on which such Liquidated Claim Notice is given. If the Responsible Party does not notify the Indemnified Party within the Response Period that the Responsible Party disputes such claim (the “Claim Dispute Notice”), the Responsible Party shall be deemed to have accepted and agreed with such claim. For the avoidance of doubt, the Representative may submit a Claim Dispute Notice on behalf of any or all of the Responsible Parties that are Sellers. If the Responsible Party has disputed a claim for indemnification (including any Third Party Claim), the Responsible Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Responsible Party and the Indemnified Party cannot resolve such dispute in 45 days after delivery of the Claim Dispute Notice, the Indemnified Party may thereafter pursue any legal remedies available to the Indemnified Party against the Responsible Party with respect to the unresolved claim(s) in accordance with this ARTICLE IX.

(b) If a claim, action, suit or proceeding by a third party (a “Third Party Claim”) is made against any Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under this ARTICLE IX, such Indemnified Party shall promptly notify the Responsible Party of such claims; provided that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually prejudiced thereby. The Responsible Party shall have 45 days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that as a condition to the Responsible Party’s assumption of the defense of any Third Party Claim, the Responsible Party shall acknowledge in writing to the Indemnified Party the Responsible Party’s responsibility for such Third Party Claim; provided further that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that, the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor for such claim unless the Responsible Party shall have consented to such payment or settlement, such consent not to be unreasonably withheld or delayed. If the Responsible Party does not notify the Indemnified Party within 45 days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim, and the Indemnified Party shall not thereby waive any right to indemnity therefor pursuant to this Agreement. Except as otherwise set forth in Section 9.3(f), the Responsible Party shall not, except with the consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim.

(c) Notwithstanding anything herein to the contrary, without the written consent of Parent, the Sellers shall not be entitled to assume any Third Party Claim to the extent that: (i) any such Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief; (ii) the Third Party Claim results from, arises out of or relates to any criminal proceeding, action, indictment, allegation, or investigation; (iii) the Third Party Claim involves a material supplier of a Group Company; (iv) the Third Party Claim results from, arises out of or relates to any civil or criminal or other equitable claim asserted by any Governmental Entity; or (v) Parent reasonably believes that Parent’s Damages resulting from an adverse determination of such Third Party Claim would be more than an amount equal to two times the amount of the Sellers’ indemnification obligations under this ARTICLE IX (after taking into account other claims for indemnification made by Parent Indemnified Parties and the limitations set forth in this ARTICLE IX, as applicable) (each Third Party Claim of the type described in the foregoing clauses (i) through (v), a “Prohibited Action”). If Parent consents in writing to the Sellers’ assumption of any Prohibited Action, the Sellers shall not consent to the entry of any judgment or enter into any settlement with respect to such Prohibited Action, except with the prior written consent of Parent, which shall not be unreasonably withheld or delayed.

(d) With respect to Damages to which a Parent Indemnified Party is entitled hereunder that are based upon fraud, if the amount of the Escrow Funds available for payment of such Damages is less than the amount of Damages to which such Parent Indemnified Party is entitled, then, subject to the limitations contained in this ARTICLE IX, the Parent Indemnified Party shall have the right to seek payment of such Damages (x) first from the Escrow Funds to the extent available, and (y) second, directly from Sellers for the remainder of such Damages in excess of the Escrow Funds. If there shall be a dispute as to the amount or manner of indemnification under this ARTICLE IX, the Indemnified Party and the Responsible Party may each pursue whatever legal remedies may be available to enforce its rights under this Agreement.

(e) If the Indemnified Party is a Parent Indemnified Party then, within 5 Business Days from the date on which it is finally determined that such Parent Indemnified Party became entitled to payment under Section 9.2, Parent and the Representative shall provide joint written instructions to the Escrow Agent as to the amount of funds, if any, to be disbursed from the Escrow Funds and instructions as to the manner in which such funds shall be disbursed by the Escrow Agent.

(f) Notwithstanding anything herein to the contrary, Sellers shall have the right to conduct and control the defense of the Excluded Liability. Sellers shall not, except with the consent of Parent, such consent not to be unreasonably withheld or delayed, consent to the entry of any judgment or enter into any settlement with respect to the Excluded Liability. After any full and final settlement of the Excluded Liability, if the Excluded Liability Holdback is greater than the amount for which the Excluded Liability was fully and finally settled and all Damages of Parent Indemnified Parties related to the Excluded Liability then, within 10 Business Days after such full and final settlement, Parent shall remit to the Escrow Agent the amount of such excess, to be held in escrow as part of the Escrow Funds. Any Damages recoverable by a Parent Indemnified Party under Section 9.2(a) shall be paid first from the Excluded Liability Holdback and second, if the Excluded Liability Holdback is not sufficient to pay the full amount of such Damages, from the Escrow Funds.

Section 9.4. Limitations on Indemnification Obligations. The rights of the Parent Indemnified Parties to indemnification pursuant to the provisions of Section 9.2(a) are subject to the limitations set forth below.

(a) With respect to claims for Damages by a Parent Indemnified Party pursuant to Section 9.2(a)(i), such Parent Indemnified Party shall be entitled to indemnification with respect to such Damages only when the aggregate of all Damages to such Parent Indemnified Party other than Damages recoverable under Section 9.2(a)(ix) exceeds $1,000,000 (the “Deductible”), and then such Parent Indemnified Party shall be entitled to indemnification only for its Damages that are in excess of the Deductible; provided, however, that the Deductible shall not apply to claims for Damages by a Parent Indemnified Party pursuant to Section 9.2(a)(i) relating to Fundamental Representations or claims for fraud. The aggregate liability of all of the Sellers, on the one hand, and Parent, on the other hand, for Damages shall not exceed the Escrow Amount or be paid from any other source other than the Escrow Funds; provided, however, that such limitation shall not apply to claims for fraud.

(b) No Seller shall be entitled to contribution from, or indemnification by, Parent or the Surviving Entity, directly or indirectly, under the Company’s Governing Documents, this Agreement, applicable corporate or other laws or otherwise, in respect of amounts due from a Seller to a Parent Indemnified Party under this ARTICLE IX, and Sellers shall hold the Company and the Parent Indemnified Parties harmless in respect of all such amounts and shall not seek to join the Company in connection with any suit arising under this Agreement.

(c) No information or knowledge acquired, or investigations conducted, by Parent, Merger Sub or their respective representatives or otherwise shall in any way limit, or constitute a waiver of, or a defense to, any right of a Parent Indemnified Party to assert a claim for indemnification under this Agreement or the Escrow Agreement.

(d) All materiality qualifications contained in the Company’s or the Sellers’ representations and warranties in this Agreement or in any Ancillary Document, including the term Company Material Adverse Effect, shall be taken into account under this ARTICLE IX solely for purposes of determining whether a breach or violation has occurred for which an indemnity obligation exists. Without limiting the generality of the foregoing, with respect to any representation or warranty that is breached, all such qualifications shall be ignored and not given effect for purposes of determining the amount of any Damages resulting from any such breach or violation.

(e) Notwithstanding any provisions of this Agreement to the contrary, none of the Sellers shall be responsible for, and the Parent Indemnified Parties shall not be entitled to, indemnification with respect to Taxes of a Group Company for a taxable period beginning after the Closing Date, or the portion of a Straddle Period beginning after the Closing Date, to the extent attributable the amount, expiration date, availability of or limitations on any Group Company Tax attributes, including any net operating loss, capital loss or credit carryover, and including tax bases of assets, or the depreciation or amortization thereof, of any Group Company. For the avoidance of doubt, this Section 9.4(e) shall not in any way be interpreted as limiting the obligations of Sellers to indemnify, defend and hold harmless the Parent Indemnified Parties pursuant to Section 9.2(a)(vii) for Taxes of a Group Company for a taxable period ending on or prior to the Closing Date, or the portion of a Straddle Period ending on the Closing Date.

Section 9.5. Exclusive Remedies. Except as set forth in Section 6.5, Section 6.13, Section 9.4(a) and this Section 9.5, and subject to Section 11.15, (a) the provisions of this ARTICLE IX shall be the sole and exclusive remedy for the parties hereto for any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement or in any Ancillary Document delivered pursuant hereto and with respect to any and all claims by Parent Indemnified Parties relating to this Agreement, the events giving rise to or the subject matter of this Agreement and the transactions contemplated hereby; (b) the Escrow Funds remaining at any given time shall be the sole and exclusive source of payment and recovery available to the Parent Indemnified Parties under this Agreement (including, without limitation, this ARTICLE IX), and at no time will the Parent Indemnified Parties be entitled to recover Damages or any other payments hereunder or in connection with the transactions contemplated hereby (i) in excess of the amount of the Escrow Funds or (ii) from any source other than the Escrow Funds (including, without limitation, from the Sellers directly); (c) at such time as there are no remaining Escrow Funds, the indemnity obligations under Section 9.2(a) and Section 9.2(b) shall terminate and, other than with respect to fraud, the Sellers and Parent shall thereafter have no further liability to any Indemnified Party under this Agreement, any Ancillary Document or otherwise in connection with the transactions contemplated hereby. Nothing herein shall be deemed to limit or restrict in any manner any rights or remedies that any party has at law or in equity against any other party hereto, based on fraud.

Section 9.6. Mitigation of Damages. The parties hereto shall cooperate with each other to mitigate any Damages.

Section 9.7. Calculation of Damages. In no event shall Damages include punitive, special, incidental or indirect damages, except to the extent such damages constitute part of a third party’s claim against an Indemnified Party. The obligation of Sellers to indemnify a Parent Indemnified Party under this Article IX shall be limited to the amount of any Damages that remain after deducting therefrom any Recognized Tax Benefit resulting therefrom.

ARTICLE X

REPRESENTATIVE OF SELLERS

Section 10.1. Authorization of Representative.

(a) Each Seller, by virtue of such Seller’s execution of this Agreement or execution and delivery of a Joinder, as the case may be, hereby appoints, authorizes and empowers BSR LLC to act as such Seller’s representative (the “Representative”), for the benefit of the Sellers, as the exclusive agent and attorney-in-fact to act on behalf of each Seller, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority:

(i) to execute and deliver any Ancillary Documents (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable;

(ii) to execute and deliver such waivers and consents in connection with this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable;

(iii) to use the Representative Expense Amount to satisfy costs, expenses and/or liabilities of the Representative in connection with matters related to this Agreement and/or the Ancillary Documents, with any balance of the Representative Expense Amount not used for such purposes to be disbursed and paid to the Sellers pro rata in accordance with the number of Company Shares owned by the Sellers at the Closing at such time as the Representative determines in its sole discretion that no additional such costs, expenses and/or liabilities shall become due and payable;

(iv) to collect and receive all moneys and other proceeds and property payable to the Representative from the Escrow Account as described herein, and, subject to any applicable withholding retention laws, and net of any out-of-pocket expenses incurred by the Representative, the Representative shall disburse and pay the same to the Sellers pro rata in accordance with the number of Company Shares owned by the Sellers at the Closing at such time as the Representative determines in its reasonable discretion;

(v) as the Representative, to enforce and protect the rights and interests of Sellers and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including in connection with any and all claims for indemnification brought under Article IX hereof), and to take any and all actions which the Representative believes are necessary or appropriate under the Escrow Agreement and/or this Agreement for and on behalf of Sellers, including asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Parent, Merger Sub and/or the Surviving Entity, defending any Third Party Claims or Claims by the Parent Indemnified Parties, consenting to, compromising or settling any such Claims, conducting negotiations with Parent, the Surviving Entity and their respective representatives regarding such Claims, and, in connection therewith, to: (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Surviving Entity or any other Person, or by any federal, state or local Governmental Entity against the Representative and/or any of Sellers, the Escrow Funds, and receive process on behalf of any or all Sellers in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(vi) to refrain from enforcing any right of any Seller and/or the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the Representative or by such Seller unless such waiver is made in accordance with Section 11.10 and in writing signed by the waiving party or by the Representative; and

(vii) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Ancillary Documents, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b) The Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all its expenses incurred as the Representative. In connection with this Agreement and any instrument, agreement or document relating hereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder (i) the Representative shall incur no responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with any other agreement, instrument or document delivered pursuant hereto, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Seller. Each Seller shall severally indemnify the Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder or otherwise in its capacity as the Representative. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Representative hereunder for its willful misconduct. In the event of any indemnification hereunder, upon written notice from the Representative to Sellers as to the existence of a deficiency toward the payment of any such indemnification amount, each Seller shall promptly deliver to the Representative full payment of his or her ratable share of the amount of such deficiency.

(c) All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement and/or the Ancillary Documents.

(d) Parent and the Surviving Entity shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon Sellers.

(e) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller, and (ii) shall survive the consummation of the Merger.

Section 10.2. Successor Representative; Removal.

(a) If any Representative resigns (by giving at least 60 days’ written notice of such resignation to Parent and the Escrow Agent) or dies or becomes incapable of continuing to act as the Representative for any reason, a successor Representative (who shall either be a Seller or another Person reasonably acceptable to Parent) shall be appointed in writing by a majority in interest of the Sellers, such appointment to become effective upon the delivery of executed counterparts of such writing to Parent, the Surviving Entity and the Escrow Agent, together with an acknowledgement signed by the successor Representative named in such writing that he, she or it accepts the responsibility of successor Representative and agrees to perform and be bound by all provisions of this Agreement and the Escrow Agreement applicable to the Representative. Failing such appointment, the Escrow Agent or any Seller may apply to a court of competent jurisdiction for the appointment of a successor Representative.

(b) A majority in interest of the Sellers shall have the right at any time during the term of this Agreement or the Escrow Agreement to remove the then-acting Representative and to appoint a successor Representative (who shall either be a Seller or another Person reasonably acceptable to Parent); provided, however, that such removal of the then-acting Representative shall not be effective until the delivery to Parent, the Surviving Entity and the Escrow Agent of executed counterparts of a writing signed by a majority in interest of the Sellers with respect to such removal and appointment, together with an acknowledgement signed by the successor Representative appointed in such writing that he, she or it accepts the responsibility of successor Representative and agrees to perform and be bound by all of the provisions of this Agreement and the Escrow Agreement applicable to the Representative.

(c) Each interim and successor Representative shall have all the power, authority, rights and privileges conferred by this Agreement upon the original Representative, and the term Representative as used herein shall be deemed to include any interim or successor Representative.

(d) Any notices given by Parent, the Surviving Entity or the Escrow Agent while there is no Representative shall be sufficiently given if given to the other, with a copy provided directly to the Seller with the largest stake in the Escrow Funds immediately following the Effective Time (excluding the former Representative). A copy of all such notices shall be delivered to the successor Representative upon his, her or its appointment and he, she or it shall have five (5) days thereafter to take such actions as may be required under the terms of this Agreement or the Escrow Agreement in connection with any such notice.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Entire Agreement; Assignment. This Agreement, the Ancillary Documents and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. This Agreement may not be assigned by any party hereto (whether by operation of law or otherwise), without the prior written consent of Parent and the Representative. Any attempted assignment of this Agreement not in accordance with the terms of this Section 11.1 shall be void.

Section 11.2. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by facsimile (followed by overnight courier), (iii) when delivered by E-mail (followed by overnight courier), or (iv) three days after posting in the United States mail having been sent by registered or certified mail (postage prepaid, return receipt requested), in each case addressed as follows:

To Parent or Merger Sub or the Company (after the Closing):

ARAMARK Clinical Technology Services, LLC

ARAMARK Tower

1101 Market Street

Philadelphia, PA 19107

Facsimile: 215-238-3284

Attention: Treasurer

with a copy to (which shall not constitute notice):

ARAMARK Clinical Technology Services, LLC

ARAMARK Tower

1101 Market Street

Philadelphia, PA 19107

Facsimile: 215-238-3282

Attention: General Counsel

and a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Facsimile: (215) 963-5001

Attention: Richard B. Aldridge

To Sellers or the Representative:

c/o Berkshire Partners LLC

One Boston Place, Suite 3300

Boston, MA 02108

Attention: Christopher Hadley & Sharlyn Heslam

Facsimile: (617) 227-6105

with a copy to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attention: David C. Chapin, Esq.

Facsimile: (617) 951-7050

To the Company (prior to the Closing):

Cohr Holdings, Inc.

101 Old Stone Bridge

Goodlettsville, TN 37072

Attention: Gerald Bowe

with a copy to:

c/o Berkshire Partners LLC

One Boston Place, Suite 3300

Boston, MA 02108

Attention: Christopher Hadley & Sharlyn Heslam

Facsimile: (617) 227-6105

and

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attention: David C. Chapin, Esq.

Facsimile: (617) 951-7050

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 11.3. Governing Law. This Agreement and any claims arising out of or relating to this Agreement, the Merger and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 11.4. Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Closing occurs or the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party hereto incurring such fees or expenses; provided that in the event that the transactions contemplated by this Agreement are consummated, Parent shall, or shall cause the Company to, pay all Unpaid Sellers Expenses as part of the Purchase Price in accordance with Section 2.9.

Section 11.5. Construction; Interpretation. The term “this Agreement” means this Agreement and Plan of Merger together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and (vi) the phrase “ordinary course of business” shall mean the ordinary course of business consistent with past practice.

Section 11.6. Exhibits and Schedules. All Exhibits and Schedules or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed on any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the applicability of such disclosure to such other section is reasonably apparent. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 11.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as provided in Section 6.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the stockholders and optionholders of the Company as of immediately prior to the Closing are third party beneficiaries of ARTICLE X of this Agreement.

Section 11.8. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 11.9. Amendment. Prior to the Effective Time, subject to applicable law (including the DGCL) and Section 11.10, this Agreement may be amended or modified only in accordance with Section 6.10 (which, for the avoidance of doubt, only applies to amendments of the Schedules) or by a written agreement executed and delivered by duly authorized officers of Parent, Merger Sub and the Company. After the Effective Time, subject to applicable law (including the DGCL), this Agreement may be amended or modified only by written agreement executed and delivered by duly authorized officers of the Surviving Entity and the Representative. This Agreement may not be modified or amended except as provided in the immediately preceding two sentences and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 11.9 shall be void.

Section 11.10. Extension; Waiver. The Company, on behalf of itself and Sellers (at any time prior to the Closing), and the Representative, on behalf of itself and Sellers (at any time after the Closing), may (a) extend the time for the performance of any of the obligations or other acts of Parent, Merger Sub or the Surviving Entity contained herein, (b) waive any inaccuracies in the representations and warranties of Parent or Merger Sub contained herein or in any document, certificate or writing delivered by Parent, Merger Sub or the Surviving Entity pursuant hereto or (c) waive compliance by Parent, Merger Sub or the Surviving Entity with any of the agreements or conditions contained herein. Parent may, at any time, (i) extend the time for the performance of any of the obligations or other acts of the Company (prior to the Closing), Sellers or the Representative contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company (prior to the Closing) and Sellers contained herein or in any document, certificate or writing delivered by the Company (prior to the Closing), Sellers or the Representative pursuant hereto or (iii) waive compliance by the Company (prior to the Closing), Sellers or the Representative with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 11.11. Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 11.12. Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub hereunder are jointly and severally guaranteed by each other.

Section 11.13. Waiver of Jury Trial. The parties to this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties to this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

Section 11.14. Jurisdiction and Venue. Each of the parties hereto submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 11.2. Nothing in this Section 11.14, however, shall affect the right of any party to serve legal process in any other manner permitted by law. Each party hereto agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

Section 11.15. Remedies.

(a) The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, may occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that, prior to the valid termination of this Agreement pursuant to ARTICLE VIII, the Company, the Representative, Parent and Merger Sub shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the Company, any Seller, Parent or Merger Sub is entitled at law or in equity.

(b) Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 11.16. Guarantee. ARAMARK Corp. hereby absolutely, irrevocably and unconditionally guarantees to the Company and the Sellers the obligation of Parent to pay the Purchase Price in accordance with the terms of this Agreement.

*    *    *    *    *

IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

MPBP HOLDINGS, INC.

By:	/s/ SCOTT MAHOSKY
Name:	Scott Mahosky
Title:	Chief Financial Officer. Secretary and Treasurer

[Signature Page to Agreement and Plan of Merger]

ARAMARK CLINICAL TECHNOLOGY SERVICES, LLC

By:	/s/ CHRISTOPHER S. HOLLAND
	Name:	Christopher S. Holland
	Title:	Treasurer

RMK TITAN ACQUISITION CORPORATION

By:	/s/ CHRISTOPHER S. HOLLAND
	Name:	Christopher S. Holland
	Title:	Treasurer

ARAMARK CORPORATION, solely for purposes of Section 11.16

By:	/s/ CHRISTOPHER S. HOLLAND
	Name:	Christopher S. Holland
	Title:	Treasurer

[Signature Page to Agreement and Plan of Merger]

BERKSHIRE FUND VI, LIMITED PARTNERSHIP

By:	/s/ CHRISTOPHER J. HADLEY
Name:	Christopher J. Hadley
Title:	Managing Director

BERKSHIRE FUND VII, L.P.

By:	/s/ CHRISTOPHER J. HADLEY
Name:	Christopher J. Hadley
Title:	Managing Director

BERKSHIRE FUND VII-A, L.P.

By:	/s/ CHRISTOPHER J. HADLEY
Name:	Christopher J. Hadley
Title:	Managing Director

BERKSHIRE INVESTORS LLC

By:	/s/ CHRISTOPHER J. HADLEY
Name:	Christopher J. Hadley
Title:	Managing Director

BERKSHIRE INVESTORS III LLC

By:	/s/ CHRISTOPHER J. HADLEY
Name:	Christopher J. Hadley
Title:	Managing Director

[Signature Page to Agreement and Plan of Merger]

BSR LLC

By:	/s/ CHRISTOPHER J. HADLEY
Name:	Christopher J. Hadley
Title:	Managing Director

[Signature Page to Agreement and Plan of Merger]

ARES CAPITAL CORPORATION

By:	R. KIPP DEVEER
Name:	R. Kipp deVeer
Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

THREE CITIES FUND II, L.P.

By:	/s/ WILLEM DE VOGEL
Name:	Willem de Vogel
Title:	Managing Partner

[Signature Page to Agreement and Plan of Merger]

THREE CITIES OFFSHORE II, C.V.

By:	/s/ J. WILLIAM UHRIG
Name:	J. William Uhrig
Title:	Managing Partner

[Signature Page to Agreement and Plan of Merger]

DAVID WINN

/s/ DAVID WINN

[Signature Page to Agreement and Plan of Merger]

FRANCIS VONDER HAAR

/s/ FRANCIS VONDER HAAR

[Signature Page to Agreement and Plan of Merger]

MARK SUFFRIDGE

/s/ MARK SUFFRIDGE

[Signature Page to Agreement and Plan of Merger]